UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐(a)
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to SS 240.14a-12

LendingTree, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: ____________________________________________
	(2)	Aggregate number of securities to which transaction applies: ___________________________________________
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ______________________________

	(4)	Proposed maximum aggregate value of transaction: ___________________________________________________
	(5)	Total fee paid: ________________________________________________________________________________
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: ________________________________________________________________________
	(2)	Form, Schedule or Registration No.: _______________________________________________________________
	(3)	Filing Party: __________________________________________________________________________________
	(4)	Date Filed: ___________________________________________________________________________________

Dear Stockholder:
You are invited to attend the 2018 Annual Meeting of Stockholders of LendingTree, Inc., which will be held on Wednesday, June 13, 2018, at 11:00 a.m., local time, at LendingTree’s corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. At the Annual Meeting, stockholders will be asked to vote on the proposals described in detail in the notice of meeting on the following page and the accompanying Proxy Statement.

We will be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 27, 2018, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2017 Annual Report to Stockholders and how to vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the postage-paid envelope provided. See “How Do I Vote?” in the Proxy Statement for more details. Voting electronically or returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Douglas Lebda
Chairman and Chief Executive Officer

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:
LendingTree, Inc. (“LendingTree,” "we," "us" or the “Company”) is providing this Proxy Statement to holders of our common stock in connection with the solicitation of proxies by our Board of Directors for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 13, 2018, at 11:00 a.m., local time, at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. At the Annual Meeting, stockholders will be asked:

1.
to elect ten members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors);

2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2018 fiscal year; and

3.	to transact such other business as may properly come before the meeting and any related adjournments or postponements.

Our Board of Directors has set April 16, 2018 as the record date for the Annual Meeting. This means that holders of record of our common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you should bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be held on June 13, 2018:

Copies of the Proxy Statement and of our annual report for the fiscal year ended December 31, 2017 are available by visiting the following website: http://www.edocumentview.com/TREE.

By Order Of The Board Of Directors,
Douglas Lebda
Chairman and Chief Executive Officer

April 27, 2018

PROXY STATEMENT

PROXY STATEMENT FOR THE
2018 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with LendingTree’s 2018 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials, this Proxy Statement, any accompanying proxy card or voting instruction card and our 2017 Annual Report to Stockholders were first made available to stockholders on or about April 27, 2018. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who is entitled to vote at the Annual Meeting?

A:
Holders of LendingTree common stock at the close of business on April 16, 2018, the record date for the Annual Meeting established by our Board of Directors, are entitled to receive notice of the Annual Meeting, the Notice of Internet Availability of Proxy Materials and to vote their shares at the Annual Meeting and any related adjournments or postponements. The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and form of proxy are first expected to be made available to stockholders on or about April 27, 2018.

As of the close of business on the record date, there were 12,466,466 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

A:
The Securities and Exchange Commission approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this Proxy Statement and our 2017 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability?

A:	No. The Notice of Internet Availability identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice of Internet Availability and returning it.

The Notice of Internet Availability provides instructions on how to vote by Internet or telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the Annual Meeting.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
If your shares are registered in your name, you are a stockholder of record. If your shares are held in the name of your broker, bank or another holder of record, these shares are held in “street name.”

You may examine a list of the stockholders of record as of the close of business on April 16, 2018 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. This list will also be made available at the Annual Meeting.

Q:	What shares are included on the enclosed proxy card?

A:
If you are a stockholder of record, you will receive the Notice of Internet Availability or these proxy materials from Computershare for all LendingTree shares that you hold directly. If you have requested printed proxy materials, we have enclosed a proxy card for you to use. If you hold our shares in street name through one or more banks, brokers and/or other holders of record, you will receive the Notice of Internet Availability or these proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your shares. If you are a stockholder of record and hold additional LendingTree shares in street name, you will receive the Notice of Internet Availability or these proxy materials from Computershare and the third party or parties through which your shares are held. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

Q:	What are the quorum requirements for the Annual Meeting?

A:
The presence in person or by proxy of holders having a majority of the total votes entitled to be cast by holders of our common stock at the Annual Meeting constitutes a quorum. Shares of our common stock are counted as present at the Annual Meeting for purposes of determining whether there is a quorum, if you are present and vote in person at the Annual Meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf at the Annual Meeting, without regard to whether the proxy is marked as casting a vote or abstaining.

Withheld votes and broker non-votes are counted for purposes of establishing a quorum, but are not counted in the election of directors and therefore have no effect on the election. In a vote on the other proposals to be considered at the Annual Meeting, abstaining votes and broker non-votes are counted for purposes of establishing a quorum, but will not affect the outcome of the vote. A broker non-vote occurs when a broker or other nominee submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers.

Q:	What matters will the stockholders vote on at the Annual Meeting?

A:	The stockholders will vote on the following proposals:

•
Proposal 1 - to elect ten members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors);

•	Proposal 2 - to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2018 fiscal year.
Stockholders will also vote to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.

Q:	What are my voting choices when voting for director nominees and what votes are required to elect directors to our Board of Directors?

A:	For the vote on the election of director nominees, for each nominee, you may vote "for" the nominee, "against" the nominee, or "abstain" from voting as to the nominee.

Because the election is not a contested election, the election of each of Thomas Davidson, Gabriel Dalporto, Neal Dermer, Robin Henderson, Peter Horan, Douglas Lebda, Steven Ozonian, Saras Sarasvathy, G. Kennedy Thompson and Craig Troyer as director requires that the number of votes cast "for" a director exceeds the number of votes cast "against" that director. "Abstain" votes will have no effect. See "Majority Voting Standard" below.

Our Board of Directors recommends that stockholders vote FOR the election of each of its nominees for director named above.

Q:
What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as LendingTree’s independent registered public accounting firm and what votes are required to ratify such appointment?

A:
For the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018 requires the affirmative vote of a majority of the total number of votes cast at the Annual Meeting by the holders of shares of our common stock.

Our Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

Q:	Could other matters be decided at the Annual Meeting?

A:	As of the date of the filing of this Proxy Statement, we are not aware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, our two representatives who have been designated as proxies for the Annual Meeting, Rod Ervin and Shu Wei Baird, will have the discretion to vote on those matters for stockholders who have returned their proxy.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me?

A:
If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct them how to vote, they will have discretion to vote your shares on routine matters, including the ratification of the selection of the Company’s independent public accounting firm (Proposal 2). However, they will not have discretion to vote on non-routine matters without direction from you, including the election of directors (Proposal 1). Accordingly, broker non-votes will not occur at the Annual Meeting in connection with Proposal 2. Broker non-votes may occur in connection with Proposal 1; however, broker non-votes will have no effect on the outcome of Proposal 1.

Q:	What happens if I abstain?

A:
Our bylaws provide that all matters put to a stockholder vote will be determined by a majority of the votes cast affirmatively or negatively, except for contested director elections or as otherwise required by law (e.g. a vote to approve a merger). An abstention is not considered a vote cast affirmatively or negatively. Accordingly, an abstention will have no effect on the outcomes of Proposals 1 or 2.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:

•	delivering to Computershare a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
You should send any written notice or a new proxy card to LendingTree c/o Computershare at the following address: Computershare, P.O. Box 505000, Louisville, KY 40233-5000, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the Internet. You may request a new proxy card by calling Computershare at 1-877-296-3711 (toll-free).

Q:	What if I do not specify a choice for a proposal when returning a proxy?

A:
If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees named in the Proxy Statement and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

Q:	How are proxies solicited and what is the cost?

A:
We will bear all expenses incurred in connection with the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the Notice of Internet Availability, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	What should I do if I have questions regarding the Annual Meeting?

A:
If you have any questions about how to cast your vote for the Annual Meeting or would like copies of any of the documents referred to in this Proxy Statement, you should call Computershare at 1-877-296-3711 (toll-free).

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. If you vote by telephone or on the Internet, you do not need to return your Notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on June 12, 2018.

Vote on the Internet

If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you request printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote by Mail

If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to LendingTree c/o Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to LendingTree c/o Computershare at the following address: Computershare, P.O. Box 505000, Louisville, KY 40233-5000. Please allow sufficient time for mailing if you decide to vote by mail.

Vote at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

Street name holders may submit a proxy by telephone or the Internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this Proxy Statement. If you submit a proxy by telephone or via the Internet you should not return your proxy card. If you hold your shares through a bank, broker or other nominee, you should follow the voting instructions you receive from your bank, broker or other nominee.

PROPOSAL 1 - ELECTION OF DIRECTORS

Proposal

At the upcoming Annual Meeting, a board of ten directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by our Board of Directors.

Our Board of Directors recommends that stockholders vote FOR the election of each of the following persons:

GABRIEL DALPORTO, THOMAS DAVIDSON, NEAL DERMER, ROBIN HENDERSON, PETER HORAN, DOUGLAS LEBDA, STEVEN OZONIAN, SARAS SARASVATHY, G. KENNEDY THOMPSON AND CRAIG TROYER

Information Concerning Director Nominees

Background information about the nominees, as well as information regarding additional experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve on our Board of Directors, is set forth below. Except as otherwise set forth below, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected as a nominee.

Thomas M. Davidson, Jr., age 46, has served as a member of our Board of Directors since March 15, 2017. Mr. Davidson is also a member of our Nominating and Corporate Governance Committee. Mr. Davidson is the co-founder and has served as Chief Executive Officer of EverFi, Inc., a software-as-a-service education technology company headquartered in Washington, D.C., since 2008. Prior to founding EverFi, Inc., Mr. Davidson was a venture capitalist at Village Ventures from 2007-2009 with a focus on early-stage technology companies in the education and social media spaces. From 1994 to 2000, Mr. Davidson served three terms in the Maine House of Representatives where he served as Chairman of the Utilities and Energy Committee and was a senior member of the Taxation Committee and the Banking Insurance and Business and Economic Development Committees.

Mr. Davidson brings technology expertise, executive management and government affairs experience to our Board of Directors.

Gabriel Dalporto, age 46, has served as a member of our Board of Directors since August 2017. From August 2017 to February 2018, Mr. Dalporto also served as Executive Advisor to the Company. Prior to that, Mr. Dalporto held various positions within the Company, including serving as the Company’s Chief Financial Officer from June 2015 to August 2017, Chief Marketing Officer from April 2011 to June 2015, and President of Mortgage from March 2013 to June 2015. Before joining the Company, Mr. Dalporto served as Founder and Chief Executive Officer of Atomic Financial, Inc., a startup online investing platform, from January 2010 to April 2011. He served as Chief Marketing and Strategy Officer of Zecco Holdings, Inc., an online brokerage company, from January 2007 to December 2009. Mr. Dalporto served as Vice President at E*Trade Financial from August 2004 to November 2006 and as Vice President at JP Morgan Chase from September 2003 to July 2004.

Mr. Dalporto brings executive management, financial and capital markets experience, and in depth digital marketing experience to our Board of Directors.

Neal Dermer, age 49, has served as a member of our Board of Directors since June 2013. Mr. Dermer is also a member of the Transactions Committee. Mr. Dermer has served as a Senior Vice President and the Treasurer of Qurate Retail, Inc. (formerly known as Liberty Interactive Corporation) and Liberty Media Corporation since January 2016, having previously served as a Vice President and the Treasurer from November 2011 to December 2015. He has also served as a Senior Vice President and the Assistant Treasurer of GCI Liberty, Inc. since March 2018, and a Senior Vice President and the Treasurer of Liberty TripAdvisor Holdings, Inc. since January 2016, having previously served as a Vice President and the Treasurer from July 2013 to December 2015, Liberty Broadband Corporation since January 2016, having previously served as a Vice President and the Treasurer from June 2014 to December 2015, and Liberty Expedia Holdings, Inc. since March 2016. He has held a number of positions with Liberty Interactive and Liberty Media since 1995, and was previously an auditor with KPMG. Mr. Dermer was nominated to our Board of Directors by Liberty Interactive Corporation and its successor, GCI Liberty, Inc., in accordance with the terms of the Spinco Agreement, described under “Certain Relationships and Related Transactions-The "SpinCo Agreements" with GCI Liberty, Inc.,” below.

As the treasurer of a number of public companies, Mr. Dermer brings in-depth business, executive management, financial and capital markets experience to our Board of Directors.

Robin Henderson, age 48, has served as a member of our Board of Directors since November 2014. Ms. Henderson is also a member of the Nominating and Corporate Governance Committee and Audit Committee. Ms. Henderson is Senior Director, Private Capital Group, of RXR Realty, which owns and manages over $17.7 billion of real estate compromised of 23.1 million square feet in addition to 6,300 multifamily and for sale units in various stages of development. Ms. Henderson joined RXR in February 2010. She is responsible for sourcing institutional capital partners for both the company’s asset level joint ventures and discretionary funds. Since joining RXR, Ms. Henderson has led the effort in raising approximately $8.1 billion of equity to fund RXR’s New York City office portfolio. From May 1998 to December 2009, Ms. Henderson was with Wachovia Securities, ultimately serving as Vice President within Real Estate Corporate Finance with a focus in Real Estate Private Equity.

Ms. Henderson brings to our Board of Directors extensive real estate industry, finance and capital markets experience. Ms. Henderson also provides our Board of Directors with extensive executive and management experience.

Peter Horan, age 63, has served as a member of our Board of Directors since August 2008. Mr. Horan is also Chair of our Nominating and Corporate Governance Committee and a member of each of our Audit Committee and our Transactions Committee. Mr. Horan is currently the founder of Horan Media Tech Advisors. He previously served as President and Chief Operating Officer of Answers Corporation. He was previously Executive Chairman of SocialChorus, a provider of software to automate and streamline social influence marketing. He previously served as Chairman of Goodmail Systems, Inc., a provider of e-mail authentication services, from February 2010 to February 2011, and he served as Chief Executive Officer of that company from May 2008 until February 2010. Mr. Horan has made investments in, and served on the board of directors of, several private companies.

Prior to that, Mr. Horan served as Chief Executive Officer of IAC/InterActiveCorp Media & Advertising from January 2007 to June 2008. Prior to joining IAC, Mr. Horan served as Chief Executive Officer of AllBusiness.com, Inc., which operates a website providing advice for small businesses, About.com, Inc., an internet resource providing expert advice on a wide variety of topics, and DevX.com, Inc., a provider of technical information, tools and services for IT professionals developing corporate applications. Additionally, Mr. Horan served in senior management roles at International Data Group, a technology media, events and research company, including its Computerworld publication for IT leaders. Prior to that, Mr. Horan spent more than 15 years in senior account management roles at leading advertising agencies, including BBDO and Ogilvy & Mather. Mr. Horan is a member of the Board of Directors of Merchant Circle, a private company that helps people find local merchants, Purch Inc., a private media company, Outdoor Projects LLC, a private marketing company specializing in outdoor media projects, and Nobilis Health Corp. (NYSE MKT: HLTH), a healthcare development and management company.

Mr. Horan brings to our Board of Directors his diverse executive and management experience as well as a significant knowledge of the Internet media and advertising industries. He also provides our Board of Directors with financial reporting expertise and a unique perspective from his experience in account management positions in the advertising industry.

Douglas Lebda, age 48, is our Chairman, Chief Executive Officer and a member of our Board of Directors and has served in such capacities since January 2008. Mr. Lebda is also the Chair of our Transactions Committee. Previously, Mr. Lebda served as President and Chief Operating Officer of IAC/InterActiveCorp from January 2006 to August 2008, when the company was spun-off from IAC/InterActiveCorp. Prior to that, Mr. Lebda served in roles as Chief Executive Officer, President and Chairman of the Board of Directors of LendingTree, LLC, which he founded in June 1996. Before founding LendingTree, Mr. Lebda worked as an auditor and consultant for PricewaterhouseCoopers.

Mr. Lebda, the founder of LendingTree, LLC, provides our Board of Directors with a vital understanding and appreciation of the company’s business and history. His experience as Chief Operating Officer of IAC/InterActiveCorp, a large conglomerate of Internet companies, as well as his financial and accounting expertise, also qualify him to serve on our Board of Directors. Mr. Lebda also brings to our Board of Directors a valuable understanding of the role played by directors of publicly-held companies due to his prior service on the board of Eastman Kodak Company.

Steven Ozonian, age 62, has served as a member of our Board of Directors since June 2011. Mr. Ozonian also serves as our Lead Independent Director, Chair of our Audit Committee and Chair of our Compensation Committee. Mr. Ozonian currently serves as CEO of the Williston Financial Group and serves on its Board of Directors. He previously served as a member of our Board of Directors from August 2008 to November 2010. He resigned from the Board of Directors effective November 1, 2010 to join our company as Chief Executive Officer of its proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®. On March 15, 2011, we announced that we had finalized a plan to close all of the field offices of RealEstate.com and, on March 31, 2011, Mr. Ozonian resigned from his position as Chief Executive Officer of the division. Prior to his employment at our company, Mr. Ozonian served as the Executive Chairman and chairman of the audit committee of the Board of Directors of Global Mobility Solutions, an employee mobility provider, from 2005 to 2010. Mr. Ozonian has held other high level positions in the homeownership industry including Chairman and CEO of Prudential’s real estate and related businesses,

CEO of Realtor.com and National Homeownership Executive for Bank of America. Mr. Ozonian is a member of the Board of Directors of Nobilis Health Corp (NYSE MKT: HLTH), a healthcare development and management company, and serves as chairman of its audit and transactions committee. Mr. Ozonian is also a member of the Board of Directors of Realty Mogul, Co., a realty investment technology platform that connects investors to investment opportunities, and serves as chair of its audit committee.

Mr. Ozonian provides our Board of Directors with valuable large public company leadership experience and mergers and acquisitions expertise. He has significant executive experience and a deep understanding of the functions of a board of directors acquired through service as chairman of other corporations.

Saras Sarasvathy, age 58, has served as a member of our Board of Directors since July 2015. Ms. Sarasvathy is also a member of our Nominating and Corporate Governance Committee. Ms. Sarasvathy is the Paul Hammaker Professor of Business Administration at University of Virginia's Darden Graduate School of Business. Her research focuses on high performance entrepreneurship ranging from starting and growing new ventures to creating and fostering high value partnerships that result in enduring and innovative businesses. Ms. Sarasvathy has also worked with thousands of entrepreneurs around the world and has helped train hundreds of entrepreneurship educators and growth-oriented service providers.

Through her research and practical experience co-founding five ventures of her own, Ms. Sarasvathy brings to our company valuable insights and best practices for the development of new products and a global understanding of innovative funding mechanisms.

G. Kennedy Thompson, age 67, has served as a member of our Board of Directors since March 15, 2017. He also serves as a member of our Compensation Committee and our Transactions Committee. Mr. Thompson has been a partner of Aquiline Capital Partners, a New York based private equity firm, since 2009. From 1999 to 2008, Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation. Mr. Thompson served in numerous industry leadership positions including Chairman of the Clearing House, Chairman of the Financial Services Roundtable, Chairman of the Financial Services Forum and President of the Federal Advisory Council of the Federal Reserve Board. In the past five years, he has served as a member of the board of directors of HP Inc. (NYSE: HPQ), Pinnacle Financial Partners, Inc. (Nasdaq: PNFP), Insteel Industries, Inc, and is currently a trustee of the Morehead-Cain Foundation.

Mr. Thompson brings extensive financial services expertise, public company leadership experience and executive management experience to our Board of Directors.

Craig Troyer, age 49, has served as a member of our Board of Directors since July 2014. Mr. Troyer is also a member of our Compensation Committee. Mr. Troyer has served as Senior Vice President and Deputy General Counsel of Qurate Retail, Inc. (formerly known as Liberty Interactive Corporation) and Liberty Media Corporation since January 2017. He first joined Liberty Interactive in October 2005. Prior to joining Liberty Interactive, he was a corporate transactional attorney with Baker Botts, L.L.P. Mr. Troyer is a graduate of the University of Oklahoma and the University of Chicago Law School. Mr. Troyer was nominated to our Board of Directors by Liberty Interactive Corporation and its successor, GCI Liberty, Inc., in accordance with the terms of the Spinco Agreement, described under “Certain Relationships and Related Transactions-The "SpinCo Agreements" with GCI Liberty, Inc.,” below.

Mr. Troyer brings extensive experience in business and corporate transactions to the Board.

All nominees have been recommended by the Nominating and Corporate Governance Committee. All nominees are current directors standing for re-election.

Corporate Governance

Director Independence. Under the Listing Rules of the Nasdaq Stock Market, our Board of Directors has a responsibility to make an affirmative determination that those members of our Board of Directors that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, our Board of Directors reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the Listing Rules of the Nasdaq Stock Market.

Our Board of Directors has determined that each of Mr. Davidson, Mr. Dermer, Ms. Henderson, Mr. Horan, Mr. Ozonian, Ms. Sarasvathy, Mr. Thompson and Mr. Troyer is an independent director within the meaning of the applicable Nasdaq standards.

Director Nominations. Our Nominating and Corporate Governance Committee considers and recommends to our Board of Directors candidates for election to our Board of Directors and nominees for committee memberships and committee chairs. Each member of the Nominating and Corporate Governance Committee participates in the review and discussion of director candidates. In addition, directors who are not on the Nominating and Corporate Governance Committee may meet with and evaluate the suitability of candidates. The full Board of Directors makes final determinations on director nominees.

Our Board of Directors does not have specific requirements for eligibility to serve as a director of LendingTree. However, in evaluating candidates, regardless of how recommended, our Board of Directors considers whether the professional and personal ethics and values of the candidate are consistent with ours, whether the candidate’s experience and expertise would be beneficial to our Board of Directors in rendering its service to us, whether the candidate is willing and able to devote the necessary time and energy to the work of our Board of Directors and whether the candidate is prepared and qualified to represent the best interests of our stockholders.

In evaluating director candidates, the Chair of the Nominating and Corporate Governance Committee and other committee members may conduct interviews with certain candidates and make recommendations to the committee. Other members of our Board of Directors may also conduct interviews with director candidates upon request, and the Nominating and Corporate Governance Committee may retain, at its discretion, third-party consultants to assess the skills and qualifications of the candidates. Although our Board of Directors does not have a specific policy with respect to diversity, the Nominating and Corporate Governance Committee considers the extent to which potential candidates possess sufficiently diverse skill sets and diversity characteristics that would contribute to the overall effectiveness of our Board of Directors.

In identifying potential director candidates, the Nominating and Corporate Governance Committee seeks input from other members of our Board of Directors and executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also considers candidates nominated by Liberty Interactive Corporation and its successor, GCI Liberty, Inc., in accordance with their rights under the Spinco Agreement described under “Certain Relationships and Related Transactions-The 'SpinCo Agreements' with GCI Liberty, Inc.,” below. The Nominating and Corporate Governance Committee will also consider director candidates recommended by other stockholders to stand for election at the Annual Meeting of Stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations of Director Candidates.” Except for Mr. Dermer and Mr. Troyer, who were nominated by GCI Liberty Inc. in accordance with its rights under the Spinco Agreement, the Nominating and Corporate Governance Committee has not had any director candidates put forward by a stockholder or a group of stockholders that beneficially owned more than five percent of our stock for at least one year.

Stockholder Recommendations of Director Candidates. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates brought to the attention of the Nominating and Corporate Governance Committee. Stockholders who wish to make such a recommendation should send the recommendation to LendingTree, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board of Directors.

Our Board of Directors and Committees

Our Board of Directors. Our Board of Directors met eight times during 2017 and acted by unanimous written consent five times. During 2017, all the incumbent directors attended more than 75% of the meetings of our Board of Directors and of its committees on which they served during the period of time that each such director was a member of the Board of Directors. Directors are not required to attend annual meetings of our stockholders. Two of our directors attended our 2017 Annual Meeting of Stockholders.

Board Committees. The following table sets forth the current members of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Transactions Committee:

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Transactions Committee
Thomas Davidson			X
Gabriel Dalporto
Neal Dermer				X
Robin Henderson	X		X
Peter Horan	X		X (Chair)	X
Douglas Lebda				X (Chair)
Steven Ozonian	X (Chair)	X (Chair)
Saras Sarasvathy			X
G. Kennedy Thompson		X		X
Craig Troyer		X

Audit Committee. The Audit Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investors.lendingtree.com/corporate-governance.cfm. The Audit Committee is appointed by our Board of Directors to assist our Board of Directors with a variety of matters described in its charter, which include monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered public accounting firm, (4) the performance of our internal audit function and independent registered public accounting firm and (5) our compliance with legal and regulatory requirements. The Audit Committee met five times during 2017 and acted by unanimous written consent one time. The formal report of the Audit Committee is set forth under “Audit Committee Matters,” below.

All members of the Audit Committee are independent directors within the meaning of the applicable Nasdaq listing standards. Our Board of Directors has determined that each of Mr. Horan and Mr. Ozonian is an “audit committee financial expert,” as such term is defined in applicable SEC rules.

Compensation Committee. The Compensation Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investors.lendingtree.com/corporate-governance.cfm. The Compensation Committee is responsible for discharging the responsibilities of our Board of Directors relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. For additional information on our processes and procedures for the consideration and determination of executive and director compensation and the roles of the Compensation Committee related thereto, see the discussion under “Executive Compensation and Related Information-Overview” and “Director Compensation,” below.

All of the members of the Compensation Committee are independent directors within the meaning of the applicable Nasdaq listing standards. The Compensation Committee (including the 162(m) Subcommittee) met twenty-one times during 2017 and acted by unanimous written consent nine times.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investors.lendingtree.com/corporate-governance.cfm. The Nominating and Corporate Governance Committee’s functions include identifying, evaluating and recommending candidates for election to our Board of Directors. Additionally, the Nominating and Corporate Governance Committee is responsible for recommending compensation arrangements for non-employee directors.

All of the members of the committee are independent directors within the meaning of the applicable Nasdaq listing standards. The Nominating and Corporate Governance Committee met six times during 2017 and acted by unanimous written consent one time during 2017.

Transactions Committee. The Transactions Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investors.lendingtree.com/corporate-governance.cfm. The Transactions Committee’s functions are to review and assess, and assist the Board in reviewing and assessing, potential strategic acquisitions, divestitures and investments and related strategies.

The Transactions Committee met five times during 2017 and acted by unanimous written consent one time during 2017.

Board Leadership Structure. Mr. Lebda serves as our CEO and Chairman of our Board of Directors. Mr. Lebda is the founder of the Company and has served as our CEO and Chairman of our Board of Directors since our August 2008 spin-off from IAC/InterActiveCorp. Our Board of Directors believes that it is important to have a unified leadership vision which Mr. Lebda is uniquely positioned to provide. Our Board of Directors also believes that the Company is best served by a Chairman who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role.

In November 2016, our Board of Directors designated Steven Ozonian to serve as lead independent director. The Board of Directors determined that the Company would be well served by appointing a lead independent director who is a non-employee and is independent (as such term is defined by the Securities and Exchange Commission and the Nasdaq Listing Rules generally applicable to Audit Committee members). The lead independent director serves as a liaison between the Chairman of the Board and the other directors and fosters free and open communication between the Board of Directors and management of the Company. The lead independent director also assists the Chairman in reviewing and setting agendas for the Board of Directors meetings and in overseeing the effectiveness of the Board of Directors meetings.

Board Role in Risk Oversight. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors regularly reviews information regarding cybersecurity, marketing, operations, finance and business development as well as the risks associated with each. In addition, our Board of Directors holds strategic planning sessions with management to discuss our strategies, key challenges, and risks and opportunities and receives a report on Sarbanes-Oxley compliance on at least an annual basis.

While our Board of Directors is ultimately responsible for risk oversight, committees of our Board of Directors also have been allocated responsibility for specific aspects of risk oversight. In particular, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment and risk management. Our Board of Directors and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, succession planning for our directors, and corporate governance.

Stockholder Communications with our Board of Directors

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to LendingTree, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of our Board of Directors or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to our Board of Directors, or to the specified director(s), if appropriate.

All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:

•	do not relate to the business or affairs of our Company or the functioning or constitution of our Board of Directors or any of its committees;

•	relate to routine or insignificant matters that do not warrant the attention of our Board of Directors;

•	are advertisements or other commercial solicitations;

•	are frivolous or offensive; or

•	are otherwise not appropriate for delivery to directors.

Majority Voting Standard

Beginning with our 2018 Annual Meeting, we will implement majority voting in uncontested elections of directors. Accordingly, our bylaws provide that a nominee for director in an uncontested election will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. However, if the number of nominees exceeds the number of directors to be elected at such meeting as of the date that is five business days in advance of the date that we first file our definitive proxy statement with the Securities and Exchange Commission, then directors will be elected by a plurality of the votes cast. Prior to the 2018 Annual Meeting, directors were elected by a plurality of the votes cast in all circumstances.

In connection with the implementation of a majority voting standard in our bylaws, the Board approved and adopted a Director Resignation Policy on November 8, 2017 for directors who fail to receive the required number of votes in an uncontested election in accordance with our bylaws. The policy requires that the Board will nominate for election or re-election only a candidate who agrees to tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at any future annual meeting at which he or she faces re-election; and (ii) Board acceptance of such resignation. The policy further states that upon any candidate failing to be elected in an election at which majority voting applies, the Nominating and Corporate Governance Committee will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the resignation. The policy provides that the Board will then consider and act upon the Nominating and Corporate Governance Committee’s recommendation within 90 days of certification of the vote at the annual meeting. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Promptly following the decision regarding the tendered resignation, the policy states that we will file with the SEC a current report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of (1) the integrity of LendingTree’s financial statements, (2) the effectiveness of LendingTree’s internal control over financial reporting, (3) the qualifications and independence of LendingTree’s independent registered public accounting firm, (4) the performance of LendingTree’s internal audit function and independent registered public accounting firm and (5) LendingTree’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that LendingTree’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and LendingTree’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of LendingTree for the fiscal year ended December 31, 2017 with management and PricewaterhouseCoopers LLP, LendingTree’s independent registered public accounting firm for the 2017 fiscal year.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communication with Audit Committees). In addition, the Audit Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from LendingTree and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended on February 16, 2018 to the Board of Directors that the audited consolidated financial statements for LendingTree for the fiscal year ended December 31, 2017 be included in its Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Members of the Audit Committee

Steven Ozonian (Chair)
Robin Henderson
Peter Horan

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth fees for all professional services rendered by PricewaterhouseCoopers LLP as our principal accountant for the years ended December 31, 2017 and December 31, 2016.

	Year Ended December 31, 2017	Year Ended December 31, 2016
Audit Fees (1)	$1,772,000	$1,239,000
Audit-Related Fees (2)	59,250	186,287
Tax Fees (3)	294,725	313,650
All Other Fees (4)	2,700	1,800
Total	$2,128,675	$1,740,737

(1) Audit Fees include fees associated with the annual audit of our consolidated financial statements, regulatory audits, the review of our periodic reports, accounting consultations, the review of registration statements and consents and related services normally provided in connection with statutory and regulatory filings and engagements. Regulatory audits include audits performed for certain of our businesses in the United States, which audits are required by federal or state regulatory authorities.
(2) Includes fees primarily related to due diligence services related to merger and acquisition matters.
(3) Includes fees related to tax compliance and tax advice.
(4) Includes amounts for license fees for an accounting reporting research tool.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current practice is to pre-approve all audit and all non-audit services to be provided to the Company by its independent public accounting firm.
INFORMATION CONCERNING EXECUTIVE OFFICERS

Background information about our executive officers is set forth below.

Background information about Mr. Lebda, our Chairman and Chief Executive Officer, is above under the heading “Information Concerning Director Nominees.”

J.D. Moriarty, age 45, has served as the Company’s Chief Financial Officer since August 2017. Mr. Moriarty joined the Company in June 2017 as Senior Vice President for Corporate Development, responsible for strategic acquisitions. Prior to that, Mr. Moriarty was Head of Americas Equity Capital Markets at Bank of America Merrill Lynch. Mr. Moriarty spent over 22 years at Merrill Lynch and Bank of America in various roles in both equity markets and investment banking. Mr. Moriarty holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. in Economics & Finance from Bucknell University.

Katharine Pierce, age 40, joined the Company’s legal department in 2010 and has served as a Senior Vice President and the Company’s General Counsel since August 2012. Prior to that, Ms. Pierce was an attorney in the Corporate Transactions & Securities group at Alston & Bird LLP. Before attending law school, Ms. Pierce was a financial analyst in the Investment Banking Division at Goldman, Sachs & Co. in New York. Ms. Pierce received her Bachelor of Arts degree in Public Policy Studies from Duke University and her J.D. from the University of North Carolina School of Law in Chapel Hill.

Neil Salvage, age 45, has served as the Company's President since November 2016. Prior to that, Mr. Salvage served as the Company's Chief Revenue Officer since June 2015 and General Manager of the LendingTree Home Pros business from July 2013 to June 2015. Prior to joining the Company, Mr. Salvage served as Head of Digital Sales for CBS Television and Radio, Executive Vice President of CityGrid Media and Vice President of Yellowpages.com. Mr. Salvage holds two Bachelor of Science degrees from the University of South Carolina in each of Business Administration and Management. Mr. Salvage also holds an M.S. degree in Computer Resources and Information Management from Webster University.

Carla Shumate, age 47, joined the Company in December 2012 and, since January 31, 2013, has served as the Company’s Chief Accounting Officer and principal accounting officer. Ms. Shumate joined the Company from King Pharmaceuticals, Inc.

where she held various positions from 2001 until 2012, including Senior Vice President and Controller since 2005. Previously, Ms. Shumate held various positions with PricewaterhouseCoopers LLP from 1993 until 2000, including Manager from 1998 until 2000. Ms. Shumate received her Bachelor of Science degree in Accounting from Wake Forest University and has been a Certified Public Accountant since 1997.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal and Required Vote

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

PricewaterhouseCoopers LLP was previously engaged on March 19, 2009 as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and then reengaged on June 26, 2012 as our independent registered public accounting firm for the year ended December 31, 2012 and then for all subsequent years through December 31, 2017.

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the total number of votes cast by the holders of shares of LendingTree common stock. If stockholders fail to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2018, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

Our Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that were paid or awarded to, or earned by, our “named executive officers” (NEOs) in fiscal year 2017. Our NEOs are our principal executive officer, current and former principal financial officer, the three other most highly compensated executive officers for fiscal year 2017, and one individual who would have been one of the three other most highly compensated executive officers for fiscal 2017 but for the fact that the individual was not serving as an executive officer at December 31, 2017. In accordance with the rules and regulations of the Securities and Exchange Commission (SEC), we determined that the following persons were our NEOs for fiscal year 2017:

•	Douglas Lebda, our Chairman and Chief Executive Officer (and our principal executive officer);

•	J.D. Moriarty, our current Chief Financial Officer;

•	Gabriel Dalporto, our former Chief Financial Officer and Executive Advisor (a non-executive officer position);

•	Nikul Patel, our former Chief Product and Strategy Officer and current Chief Strategy Officer (a non-executive officer position);

•	Neil Salvage, our President; and

•	Carla Shumate, our Chief Accounting Officer and Treasurer, SVP.

This compensation discussion and analysis section addresses and explains the compensation practices that were followed in fiscal year 2017, the numerical and related information contained in the summary compensation and related tables presented below, and actions taken regarding executive compensation after the end of fiscal year 2017 that could affect a fair understanding of a NEO’s compensation during fiscal year 2017.

In addition, actual dates of service for a NEO could affect a fair understanding of such NEO’s compensation for fiscal year 2017.

Overview of Fiscal Year 2017 Performance

In fiscal year 2017, our financial performance significantly exceeded that of the prior fiscal year, exceeded our published guidance and exceeded the target metrics set by our Board of Directors. The below table highlights just a few of the increases in our financial results in 2017 as compared to 2016:

Percentage Increase in 2017
Adjusted EBITDA	65%
Consolidated Revenue	61%
Revenue from Mortgage Products	25%
Revenue from Non-Mortgage Products	108%

We believe our 2017 financial and operational accomplishments will be instrumental in positioning us for continued future short and long term success in our highly competitive industry. In addition to the revenue and Adjusted EBITDA growth rates highlighted above, we believe we further strengthened our market position in a number of ways.

We further diversified our revenue streams, with revenue from non-mortgage products representing 55% of total revenue, up from 43% in 2016. The continued diversification of our business and the rapid growth in our non-mortgage products was driven both organically and through strategic acquisitions.

Organically, revenue from our personal loans product grew 33% over 2016 and revenue from our home equity offering grew a remarkable 145% compared to the same period. Driven in large part by our 2016 acquisition of CompareCards and the successful integration of that business, revenue from the credit card business grew a remarkable 273% year over year. Further to the diversification story, the Company subsequently completed three acquisitions in 2017.

On June 14, 2017, we acquired substantially all of the assets of Deposits Online, LLC, which does business under the name DepositAccounts.com (“DepositAccounts”). DepositAccounts is a leading consumer-facing media property in the depository industry and is one of the most comprehensive sources of depository deals and analysis on the Internet, covering all major deposit product categories through editorial content, programmatic rate tables and user-generated content. This acquisition represents our first offering to address the asset side of the consumer balance sheet.

On June 20, 2017, we acquired the membership interests of Camino Del Avion (Delaware), LLC, which does business under the name MagnifyMoney. MagnifyMoney is a leading consumer-facing media property that offers editorial content, expert commentary, tools and resources to help consumers compare financial products and make informed financial decisions. The MagnifyMoney team brings the expertise and infrastructure to expand content creation and distribution across all of our consumer facing brands, improving our presence and efficacy in acquisition channels such as search engine optimization.

On September 19, 2017, we acquired certain assets of Snap Capital LLC, which does business under the name SnapCap. SnapCap is a tech-enabled online platform, which connects business owners with lenders offering small business loans, lines of credit and merchant cash advance products through a concierge-based sales approach. We believe that by combining SnapCap's high-touch, high-conversion sales approach with our brand and performance marketing expertise, we can derive substantial revenue synergies and accelerate growth in our small business offering.

We also bolstered our balance sheet in 2017, affording us the financial flexibility to continue exploring subsequent strategic acquisition targets. On May 31, 2017, we successfully issued $300 million aggregate principal amount of 0.625% Convertible Senior Notes, and on November 21, 2017, our wholly-owned subsidiary, LendingTree, LLC, entered into and amended and restated $250 million credit facility, upsizing our pre-existing $125 million facility.

In addition to these accomplishments, the Company reported a variety of operational achievements including rapid user growth and feature enhancement within MyLendingTree, our platform which offers a personalized loan comparison-shopping experience by providing free credit scores and credit score analysis.

Executive management played a principal role in generating these positive financial results, and we believe this financial performance demonstrates that our compensation programs can foster success and are reflective of pay for performance. As described further below, because of this impressive performance in 2017 our NEOs received a greater payment of incentive compensation.

Adjusted EBITDA is the primary financial metric by which (i) we evaluate the performance of our businesses, (ii) our internal budgets are based, and (iii) executive management is compensated. We believe that Adjusted EBITDA is the preferred financial metric to both motivate and evaluate management because it is an operational financial metric which can be directly affected by management’s business decisions without being distorted by various non-operational tax and financial accounting effects that are largely outside of management’s control. Moreover, we believe that positive Adjusted EBITDA will be correlated with positive growth in stockholder value. As noted below under "Long-Term Equity Compensation Awards" and "Multi-Year Awards," increase in stockholder value also plays a material role in compensation of our NEOs.
Relative Total Stockholder Return
Set forth below is a line graph, for the period from December 31, 2012 through December 31, 2017, comparing the cumulative total stockholder return of $100 invested (assuming that all dividends were reinvested) in (1) our common stock, (2) the cumulative return of all companies listed on the Nasdaq Composite Index and (3) the cumulative total return of the Research Development Group ("RDG") Internet index. Returns over the indicated periods should not be considered indicative of future stock prices or stockholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among LendingTree, Inc., the Nasdaq Composite Index
and the RDG Internet Composite Index

$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
12/12
12/13
12/14
12/15
12/16
12/17
LendingTree, Inc.
Nasdaq Composite
RDG Internet Composite

*$100 invested on 12/31/12 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

This graph shall not be deemed "filed" for purposes of Section 18 of the Exchange Act or incorporated by reference into any filings under the Securities Act or the Exchange Act, except as otherwise expressly set forth by specific reference in such filing.

We believe our financial performance and total stockholder return demonstrate the success and effectiveness of our past compensation decisions. We also believe that the compensation amounts paid to our NEOs for their services in fiscal 2017 were fair, reasonable and in our best interests.

Compensation Overview

Role of the Compensation Committee and the 162(m) Subcommittee. The Compensation Committee (“Compensation Committee”) of our Board of Directors (“Board”) has primary responsibility for determinations and oversight with respect to our executive compensation policies and decisions and for establishing compensation of our NEOs. During fiscal year 2017, the following directors served on the Compensation Committee: Peter Horan, Neal Dermer, Steve Ozonian, Saras Sarasvathy, and Craig Troyer. Beginning March 2017, the Compensation Committee members were Mr. Ozonian (Chairperson), Dr. Sarasvathy and Mr. Troyer. In February 2017, the Compensation Committee established a subcommittee called the “162(m) Subcommittee” for purposes of granting approvals under Code Section 162(m). The Section 162(m) Subcommittee has the full authority of the Compensation Committee with respect to approval of any matter for which Code Section 162(m) requires approval of a committee consisting entirely of “outside” directors. Dr. Sarasvathy and Mr. Troyer served on the 162(m) Subcommittee during fiscal year 2017 and both quality as “outside” directors. References in this discussion to the Compensation Committee include the 162(m) Subcommittee with respect to actions within the authority of the 162(m) Subcommittee. In February 2018, G. Kennedy Thompson replaced Dr. Sarasvathy on the Compensation Committee and the 162(m) Subcommittee.

The primary goals of our compensation program and policies are to attract, retain and reward talented executives, ensure compensation is closely aligned with our corporate strategies and objectives and the long-term interests of our stockholders and ensure that total compensation is fair, reasonable and competitive within our industry. The Compensation Committee reviews overall Company and individual performance in connection with its review and determination of each NEO’s compensation. The Compensation Committee frequently requests the Chief Executive Officer (who is also a member of the Board) to be present at Compensation Committee meetings where executive compensation and Company performance are discussed and evaluated. Our Chief Executive Officer discusses with the Compensation Committee and makes recommendations regarding the annual incentive program performance objectives and NEO salary adjustments, incentive payouts and equity awards. While the Chief Executive Officer provides insight, suggestions and recommendations regarding executive compensation, only independent Compensation Committee members are allowed to vote on decisions made regarding executive compensation.

The Compensation Committee meets with the Chief Executive Officer to discuss his own compensation, but ultimately, decisions regarding his compensation are made by the Compensation Committee, meeting in executive session, solely based upon the Compensation Committee’s deliberations. Decisions regarding other executive officers are made by the Compensation Committee after considering recommendations from the Chief Executive Officer. In making its determinations with respect to executive compensation, the Compensation Committee is supported by our Chief Human Resources Officer. The Compensation Committee also engages the services of independent compensation consultants as discussed below. In addition, during 2017, our Chief Executive Officer and management each retained a compensation consultant to inform them with respect to their recommendations to the Compensation Committee.

Compensation Philosophy and Objectives. The Compensation Committee’s compensation objectives are to do the following:

•	Attract and retain highly qualified individuals with a demonstrated record of achievement;

•	Reward past performance;

•	Provide incentives for future performance; and

•	Align the interests of the NEOs with the interests of the stockholders.

To do this, we offer a competitive total compensation package consisting of the following:

•	Base salary;

•	Annual non-equity incentive compensation opportunities;

•	Long-term incentives in the form of equity compensation awards;

•	Employee benefits; and

•	Limited perquisites.
The Compensation Committee believes that compensation for the NEOs should be primarily based on our performance. The performance of the NEOs directly affects all aspects of our results. Therefore, the Compensation Committee typically has developed variable incentive compensation arrangements for the NEOs that are largely based on our Company performance rather than upon individual performance measures. The Compensation Committee also considers our industry and geographic locations in determining the various elements and amounts of compensation for our NEOs.

The Compensation Committee believes that several factors are critical to our future success. These factors include the quality, appropriate skills and dedication of the NEOs.

Compensation Structure. The Compensation Committee establishes a total targeted cash compensation amount for each NEO, which includes base salary and annual cash incentive compensation (sometimes generically referred to herein as “annual incentives” or “incentives”), intended to serve as a retention incentive and an incentive for the NEOs to achieve above normal financial results for our business and to appropriately compensate the NEOs for successfully achieving such performance. Additionally, a significant portion of the executives’ compensation is at-risk, vests over time if equity based, and is tied directly to our short-term and long-term success. All of the elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases.

The NEOs’ annual incentive compensation is based on our operational performance which the Compensation Committee believes reflects the ability of the NEOs to increase stockholder value in both the short-term and long-term. The individual amounts and mix of compensation elements are established based on the determination of the Compensation Committee as to whether each particular element provides an appropriate incentive for expected performance that would enhance stockholder value. These elements include performance factors related to financial and operational goals established for the NEOs each year.

The Compensation Committee also considers each NEO’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives. A significant portion of the equity incentive compensation awarded to our NEOs in 2017 was in the form of multi-year, long-term equity incentive awards that are intended to serve as the majority of, or in some cases all of, the subject NEO’s equity compensation for the next four years.

In 2016, the Board approved a new nonqualified deferred compensation plan (the “Deferred Compensation Plan”) pursuant to which selected highly compensated employees (including the NEOs) and non-employee directors may be permitted to elect to defer payment of portions of their cash, incentive and equity compensation until a specified time in the future. The Company may also in its discretion make contributions to participant accounts. The Deferred Compensation Plan was effective as of January 1, 2017 and is administered by the Compensation Committee. Further details regarding the Deferred Compensation Plan and NEO participation in such plan during 2017 are described below.

Role of the Independent Compensation Consultant. For fiscal year 2017, the Compensation Committee retained Pearl Meyer & Partners (“PM”) and Frederic W. Cook & Co., Inc. ("FW Cook") as its independent consultants. PM and FW Cook each reported directly to the Compensation Committee and performed no other work for the Company besides rendering compensation consulting services. In accordance with its charter, the Compensation Committee analyzed whether the work of PM and FW Cook as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by such firm; (ii) the amount of fees from the Company paid to such firm as a percentage of the firm’s total revenue; (iii) such firm’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of such firm or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by such firm or the individual compensation advisors employed by such firm. The Compensation Committee determined, based on its analysis of the above factors, that the work of PM and FW Cook and the individual compensation advisors employed by PM and FW Cook did not create any conflict of interest.

PM provided the following services to the Compensation Committee in fiscal year 2017:

•	Attended Compensation Committee meetings, including executive sessions, as requested;

•
Provided independent advice to the Compensation Committee on current trends and best practices in compensation design and program alternatives, and advised on plans or practices that may improve effectiveness;

•	Provided and discussed survey data for competitive comparisons;

•	Reviewed the compensation tables, and other compensation-related disclosures in our proxy statements;

•	Offered recommendations, insights and perspectives on compensation related matters; and

•	Supported the Compensation Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our stockholders.
During 2017, PM also provided the Nominating and Corporate Governance Committee of our Board with survey information with respect to the compensation of our Board members.

FW Cook provided the following services to the Compensation Committee beginning May 2017:

•
Provided independent advice to the Compensation Committee on compensation of our Chief Executive Officer, including current trends and best practices in compensation design and program alternatives for extremely high-performing chief executive officers;

•	Developed a methodology for competitive comparisons of our Chief Executive Officer’s compensation;

•
Supported the Compensation Committee to ensure that the Chief Executive Officer’s compensation program recognized his value in the marketplace, rewarded past performance and aligned his interests with those of our stockholders over next several years;

•	Attended Compensation Committee meetings, including executive sessions, as requested; and

•	Offered recommendations, insights and perspectives on compensation related matters for other executive officers and senior management personnel.
In connection with the new employment agreement from Mr. Lebda described below under “Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants”, Mr. Lebda personally engaged the services of Exequity LLP during fiscal 2017. Exequity also served as compensation consultant to management during 2017, advising management with respect to compensation of executive officers other than the Chief Executive Officer to be proposed for consideration by the Compensation Committee. Management concluded that the work of Exequity and the individual compensation advisors employed by Exequity as compensation consultants to management did not create any conflict of interest.

Key Elements of Executive Compensation for the 2017 Named Executive Officers

The compensation of the NEOs has three primary components:

•	annual base salary;

•	annual cash incentive opportunity; and

•	long-term equity-based compensation, frequently in the form of multi-year awards.
In addition to the above, we also provide severance benefits to our NEOs under certain circumstances. Perquisites, and benefits generally available to other employees, generally represent only a minor percentage of the total compensation of the NEOs.

Base Salaries. Salaries are established based on the individual responsibilities of the NEOs in the competitive marketplace in which we operate at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other NEOs.

The Compensation Committee considers compensation data and analysis provided by its compensation consultants to help determine competitive compensation levels for our NEOs. Based on the analysis from its compensation consultants and input from our Chief Executive Officer concerning performance and retention considerations, the Compensation Committee adopted the recommendations made by our Chief Human Resources Officer and adjusted the annual base salaries for the NEOs for fiscal 2017 as set forth in the table below which reflects fiscal 2015 through 2017 annual base salaries for each NEO as of December 31. The annual base salary amounts in the table below reflect a full year base salary rate. Actual base salary amounts paid may be lower in the event that an individual is employed for only a portion of a particular fiscal year or had a change in the base salary rate during the year.

	Fiscal Year 2015	Fiscal Year 2016	Fiscal Year 2017
Douglas Lebda	$600,000	$600,000	$750,000
Gabriel Dalporto(1)	$350,000	$350,000	$350,000
J.D. Moriarty(2)	$—	$—	$400,000
Nikul Patel(3)	$300,000	$330,000	$330,000
Neil Salvage	$390,000	$410,000	$450,000
Carla Shumate	$230,000	$240,000	$240,000

(1)    Mr. Dalporto ceased to be an executive officer in August 2017.
(2)    Mr. Moriarty initially became an executive officer in August 2017.
(3)    Mr. Patel ceased to be an executive officer in December 2017.

2017 Annual Incentive Program. With respect to fiscal year 2017 for the NEOs, the total annual target bonus amount was entirely variable and was based upon our Adjusted EBITDA performance in 2017. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies and legal fees for certain patent litigation, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (7) one-time items. The Adjusted EBITDA goals were based on the 2017 budget approved by our Board. The Compensation Committee has the authority to modify Adjusted EBITDA goals based on corporate acquisitions and dispositions that occur during a fiscal year.

The threshold, target and maximum Adjusted EBITDA net of annual incentive expense performance goals for fiscal year 2017 are shown in the below table along with the actual achieved Adjusted EBITDA, respectively.

	Threshold Adjusted EBITDA Net of Annual Incentive Expense ($m)	Target Adjusted EBITDA Net of Annual Incentive Expense ($m)	Maximum Adjusted EBITDA Net of Annual Incentive Expense ($m)	Actual Adjusted EBITDA Net of Annual Incentive Expense ($m)
Fiscal Year 2017	$93.6	$110.1	$165.2	$123.8

The Compensation Committee established a maximum annual incentive opportunity of 200% of the annual target bonus amount for each NEO (with the target amount based (where applicable) on the target bonus percentages specified in the employment agreements of the NEOs), which maximum is achieved if Adjusted EBITDA net of annual incentive expense is 150% of Target. Subject to the Compensation Committee’s discretion to adjust the amount of payment based upon an officer’s individual performance, the amount of any annual incentive payment would be based on the degree of achievement of Adjusted EBITDA as compared to the target Adjusted EBITDA amount as summarized in the below table:

Actual Performance as Percentage of Target Goal	Amount of Incentive Payment as Function of Target Amount
More than 105%	100% of Target plus 2 times the % above 100% (up to 200%)
95% to 105%	Actual percentage achieved multiplied by Target
90% to 94.999%	75% of Target
85% to 89.999%	50% of Target
Less than 85%	No payment

The annual incentive program was also intended to enable incentives that are earned and paid to be deductible by the Company for income tax purposes under Code Section 162(m) by having the payments constitute qualifying performance-based compensation. The Compensation Committee therefore established, under the 2008 Plan, the following maximum annual incentive opportunities for the below NEOs based on whether our Adjusted EBITDA met or exceeded the below performance goals for the first half of 2017 and for the entire 2017 year, respectively. For 2017, the below NEOs were eligible to receive up to the below enumerated percentages of base salary if the Company’s Adjusted EBITDA was at least $2 million for the first half of 2017 and at least $5 million for the entire 2017 fiscal year. Both of these targets were achieved. The table below shows the percentages and figures for the entire 2017 year (the base salaries utilized for the first half of 2017 bonus were 50% of the salary figures shown below). Payment of any first half bonus earned was provided in August 2017 and such first half payout reduced dollar for dollar the total earned annual 2017 incentive payment that was provided in February 2018.

NEO	Maximum Percentage of Base Salary that could be paid	2017 Base Salary
Douglas Lebda	250%	$750,000
J.D. Moriarty	150%	$400,000
Neil Salvage	200%	$450,000
Gabriel Dalporto	120%	$350,000
Nikul Patel	120%	$330,000
Carla Shumate	80%	$240,000

The below fiscal year 2017 annual target bonus opportunities and payouts were approved by the Compensation Committee and the 162(m) Subcommittee following its formation and were paid in February 2018. Total annual target bonus amounts are determined as a percentage of the NEO’s annual base salary and these percentages are set forth in the NEO’s employment agreements (as applicable), which are more fully described in the Employment and Change in Control Agreements section below.

	Target Component Amount	Target Component as Percentage of Annual Salary	Actual Total Payout
Douglas Lebda	$812,500	125%	$1,014,094
Gabriel Dalporto	$210,000	60%	$262,104
J.D. Moriarty	$172,253	75%	$214,992
Nikul Patel	$198,000	60%	$247,127
Neil Salvage	$450,000	100%	$561,652
Carla Shumate	$96,000	40%	$119,819

Long-Term Equity Compensation Awards. The Compensation Committee has the authority to grant and administer equity compensation awards under the 2008 Plan. The 2008 Plan permits the discretionary award of incentive stock options (ISOs), nonqualified stock options (NSOs), stock appreciation rights (SARs), restricted stock, restricted stock units, other stock-based awards and incentive awards. Individuals eligible to receive awards and grants under the 2008 Plan include our NEOs, directors, officers, employees and consultants or the directors, officers, employees and consultants of any of our subsidiaries or affiliates as well as prospective employees and consultants who have agreed to provide services to us.

In April 2017, the Board authorized an amendment and restatement of the 2008 Plan and this restatement was approved by Company stockholders in June 2017. This restatement included among other things, (i) an increase in the 2008 Plan’s total authorized number of shares from 4,350,000 shares to 5,350,000 shares, (ii) an extension of the 2008 Plan’s expiration date to April 25, 2027, (iii) establishing an annual 2008 Plan share grant limit of 672,500 shares per employee for purposes of Code Section 162(m), and (iv) establishing an annual compensation maximum limit of $640,000 that could be paid to any non-employee director.

The Compensation Committee believes that properly structured and timed long-term equity awards can encourage executive retention as such awards can be made subject to vesting, performance achievement over time, or other achievement or termination provisions. Long-term equity awards are granted to executive officers and other employees who successfully demonstrate a capacity for contributing directly to our success. The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the NEOs or our other employees. Grants are made periodically, based on individual past performance, and other criteria deemed relevant by the Compensation Committee at the time awards are made. Mr. Lebda's employment agreement provides parameters for annual grants. See "Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants" below.

Multi-Year Awards. Whereas historically equity grants to the NEOs were generally in the form of annual restricted stock or restricted stock units awards, in fiscal year 2014 the Compensation Committee approved various changes to the equity compensation program. Working with PM and considering recommendations provided by executive management, the Compensation Committee determined that it would be beneficial also to grant stock options to the NEOs. Based on valuation analyses provided by PM, the Compensation Committee determined that a stock option grant had roughly one-third of the value of a full value stock award covering the same number of shares. The Compensation Committee believed that incorporating stock options (which only provide value to the extent that our share price increases in value after the option is granted) would further motivate executives to focus on the appreciation in the value of our common stock.

In 2014, executive management also provided a recommendation to the Compensation Committee that long-term stock value appreciation and retention of senior management could then be better achieved with a larger than normal multi-year equity award with extended cliff-based vesting. Management also believed that this would foster an entrepreneurial mentality among senior executives and further connect their compensation with the welfare of Company stockholders. The Compensation Committee, aided by PM, considered and generally adopted these recommendations. Therefore, in August 2014 the Compensation Committee authorized larger than usual option grants to NEOs and to other key employees with the intention that regular annual equity grants would not be provided before these options became vested. The stock options granted in 2014 vested 25% on the date that was 2 ½ years after the date of grant with the remaining 75% vesting on the date that was 3 ½ years after the date of grant.

The closing price of our common stock on February 6, 2018, the day the 2014 long-term options became fully vested, was $340.50, representing a 1,180% increase from the exercise price of $26.59 over 3 ½ years.

In February 2016, the Compensation Committee reviewed the payments executives received for their outstanding 2015 performance and recognized that executives were not fully rewarded because the fixed component of the 2015 annual incentive program, which accounted for 50% of the target amount, did not fully reflect the Company’s outstanding performance in 2015. In recognition of the impressive performance in 2015, the Compensation Committee awarded to NEOs, and certain other executives, one-time grants of stock options. These stock options vest in equal annual installments over three years from the grant date, with full vesting occurring upon a change in control of the Company or upon the death or disability of the award recipient. The stock option per share exercise price was $69.94, which was equal to our closing share price on the date of option grant. The stock option maximum term is ten years after the date of grant.

As a result of the 2014 multi-year equity compensation grants becoming fully vested in 2018, and in connection with the new employment agreement for Mr. Lebda, the hiring and promotion of Mr. Moriarty, and the new employment agreement for Mr. Salvage, the Compensation Committee (including the 162(m) Subcommittee) provided for new multi-year equity compensation grants under the 2008 Plan to each of these three NEOs in 2017 as described more fully below in the Employment Agreements and Arrangements section and under the Grants of Plan-Based Awards Table and Outstanding Equity Awards Table. Mr. Lebda’s Initial Retention Awards (defined below under “Chief Executive Officer’s New Employment Agreement”) were intended to serve as incentive compensation for four years. The Compensation Committee intended for Mr. Moriarty’s 2017 equity compensation awards described below to serve as incentive compensation initially for three years and then, with additional grants made in October 2017, for four years. The Compensation Committee intends for these awards to comprise the entirety of Mr. Moriarty’s long-term equity incentive compensation through August 31, 2021. Mr. Salvage’s 2017 equity compensation awards described below were also intended by the Compensation Committee to serve as incentive compensation for four years and to comprise the entirety of Mr. Salvage’s long-term equity incentive compensation through October 31, 2021.

In accordance with SEC rules, we report in the compensation tables below the grant date fair value of all equity awards in the year they were awarded, notwithstanding the multi-year nature of the 2017 awards described above. Accordingly, the decisions to grant these multi-year awards result in a significantly greater proportion of the total intended compensation for Mr. Lebda, Mr. Moriarty and Mr. Salvage for the next four years being reported for the 2017 year compared to the future years these awards also cover. In the case of Mr. Lebda, the Initial Retention Awards will also result in disproportionate compensation for the 2018 year due the deferred of grant of a portion of the Initial Retention Awards to January 2018. Moreover, the Initial Retention Awards for Mr. Lebda cause the Pay Ratio disclosure included elsewhere in this proxy statement to reflect a higher ratio of CEO pay to median employee pay than would have been the case had the Compensation Committee (including the 162(m) Subcommittee) elected to rely more upon traditional annual awards for the long-term equity compensation component of Mr. Lebda’s compensation.

Benefits. We provide group life insurance, health and dental care insurance, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including the NEOs. These benefits do not discriminate in scope, terms or operation in favor of the NEOs.

Perquisites. Any benefits that could be considered perquisites amount to less than $10,000 for 2017 for each NEO individually except for Mr. Lebda, Mr. Salvage, Mr. Dalporto and Mr. Moriarty. Mr. Lebda’s perquisites in fiscal year 2017 included $4,837 for a portion of monthly country club dues in connection with the Company’s use of the country club for business purposes, $199,667 for personal use of Company provided aircraft and $7,917 for remote communication expenses. The Compensation Committee also approved the payment in 2017 of $170,000 plus income tax gross up of fees in the amount of $83,545 on behalf of Mr. Lebda in connection with Hart-Scott-Rodino Act filings made on his behalf and $100,000 as partial reimbursement for legal and compensation consulting fees incurred by Mr. Lebda in connection with the negotiation, preparation and execution of his employment agreement.

Mr. Salvage’s perquisites in fiscal year 2017 included $22,289 in connection with personal use of Company-provided aircraft, $942 for a portion of monthly country club dues in connection with the Company’s use of the country club for business purposes and $960 for telephone expenses.

Mr. Dalporto's perquisites in fiscal 2017 included $29,141 in connection with personal use of Company-provided aircraft and $960 for telephone expenses.

Mr. Moriarty's perquisites in fiscal year 2017 included $20,000 as reimbursement for legal fees incurred in the negotiation and finalization of his employment agreement and $480 for telephone expenses.

Chief Executive Officer’s New Employment Agreement. Given the Company’s strong financial and stockholder value performance highlighted above, as well as Mr. Lebda’s exceptional leadership of the Company’s business since its founding in 1996, the Compensation Committee had a strong desire to renew Mr. Lebda’s employment agreement and obtain a long-term commitment for his continued leadership. Mr. Lebda’s prior employment agreement expired in January 2017. The Compensation

Committee began discussions with Mr. Lebda in November 2016 for a new long-term employment agreement. In these negotiations, the Compensation Committee faced challenges due to the Company’s exceptional performance and increases in stockholder value during the 2015 and 2016 fiscal year, as well as the relative absence of significant new compensation decisions for executive officers since granting the long-term stock options in August 2014. The Compensation Committee had been using an informal peer group for benchmarking, which was affected by many included companies having been acquired or taken private.

In late 2016, the Compensation Committee asked PM to propose a peer group using conventional methods for selecting peers, including companies included in appropriate Standard & Poor’s Global Industry Classification Standard (GICS) industry groups and sales and market value ranges comparable to the Company at that time. The Compensation Committee ultimately concluded that such conventional approaches would not be effective to benchmark compensation of Mr. Lebda or certain other of the Company’s executive officers, as the Company had by that time substantially outperformed every company in the proposed peer group, resulting in the Company’s key executive talent having opportunities to accept positions at companies substantially larger than those in a conventionally assembled peer group.

Mr. Lebda retained Exequity as his personal compensation consultant in early 2017, and in April 2017, Exequity proposed a compensation structure for a multi-year contract that reflected Mr. Lebda’s elite status as a transformational founder and chief executive officer. This structure included annual compensation in the 75th to 90th percentile of a conventionally assembled group of peer companies and a special contract renewal award in the 75th to 90th percentile relative to a group of companies that also provided special grants in connection with the contract extensions for their transformational chief executive officers. At the time Exequity made this proposal, Exequity noted that the Company was the top stock price performer over three- and five-year periods for both the conventionally assembled peer group and for the transformational chief executive officer benchmarking group, and that the Company's stock had experienced the fourth highest relative stock price appreciation over the prior five years of the approximately 2,300 companies in the Nasdaq Composite Index. (The Company’s average closing stock price in April 2017 was approximately $125.)

In May 2017, the Compensation Committee determined to seek the services of an additional independent compensation consultant to evaluate the proposal from Mr. Lebda and address the special challenges associated with its strong desire to retain and incentivize Mr. Lebda to continue his extraordinary service with the Company for at least four more years. The Compensation Committee selected FW Cook to serve in this role. FW Cook’s external market context was a sample consisting of all publicly traded companies with a GICS classification of Software & Services and Internet Retail and a market capitalization between 0.8 times and 10 times the Company’s market capitalization at that time. As a result of further stock price appreciation since May 2017, the Company’s market capitalization is currently in the middle of this sample group. FW Cook’s market sample reflected that the Company’s extraordinary financial and historical stockholder value performance meant that it had no direct peers in a conventionally determined peer group that would serve as useful benchmarks for Mr. Lebda’s value in his executive labor market. This sample approach also provided an unbiased and complete view of the entire market of companies in what the Compensation Committee believes is the industry where it competes for talent and where its officers could seek employment.

The following table shows key financial and stockholder value metrics of the Company compared to the 75th, 90th and 95th percentile of the FW Cook sample companies at the time they were surveyed:

From May 2017 to July 2017, the Compensation Committee and the 162(m) Subcommittee held 12 meetings to discuss Mr. Lebda’s compensation package.

In July 2017, the Compensation Committee (including the 162(m) Subcommittee) approved the terms of a new four-year employment agreement for Mr. Lebda and the 162(m) Subcommittee approved the initial equity award under such arrangement. The new employment agreement is described in more detail under “Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants”. The new employment agreement was designed to:

•
Strongly align Mr. Lebda’s compensation to increases in stockholder value. The Compensation Committee (including the 162(m) Subcommittee) developed an initial retention award package (the “Initial Retention Awards”) where 75% of the modeled value of $87,500,000 was in performance-based nonqualified stock options. For reasons explained under “Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants,” a portion of such modeled value was delivered in performance restricted stock awards in January 2018. Stock options realize value only if the stock price increases above the market price on the date of grant. Moreover, the Initial Retention Awards have a target number of shares that vest upon achieving, before September 30, 2022 and for a 30-trading day period measured quarterly through such date, targeted total stockholder return performance of 110% stock price appreciation over a base price of $183.80, which was the fair market value on the date of the initial grant included in the Initial Retention Awards. The Initial Retention Awards have a maximum number of shares, equal to 167% of the target number of shares, for 150% stock price appreciation over the base price (representing a stock price of $459.50 for the maximum number of shares). The following table shows the performance schedule for the Initial Retention Awards:

	Share Price Growth
	Increase from Exercise Price	Price Requirement	5-YR Capital Asset Growth Rate (CAGR)	Earnout (% Target)
Threshold	+ 70%	$312.46	11.2%	33%
	+ 90%	$349.22	13.7%	67%
Target	+ 110%	$385.98	16%	100%
	+ 130%	$422.74	18.1%	133%
Maximum	+ 150%	$459.5	20.1%	167%

The Compensation Committee viewed the target goal of 110% stock price appreciation as extremely high performance in light of the Company having already outperformed the sample group companies and almost all constituents of the Nasdaq Composite Index. None of the performance contingent stock options were guaranteed and none would vest unless the stock price increased at least 70% above the base price. Further, the new employment agreement provides that annual equity awards to Mr. Lebda after the Initial Retention Awards are expected to have at least fifty percent of the annual grant date value in the form of price-contingent stock options or similar price-contingent performance based awards. The annual award made to Mr. Lebda in February 2018 followed this expectation.

•
Strongly incentivize Mr. Lebda to remain with the Company through September 30, 2022. The Initial Retention Awards that satisfy performance vesting conditions have an additional cliff vesting requirement that Mr. Lebda continue service to the Company through September 30, 2022 (subject to certain acceleration events described below under “Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants”). The 2018 RSA Grant, comprising 25% of the originally modeled value of the Initial Retention Awards, does not fully vest until December 31, 2021. Annual equity awards to Mr. Lebda after the Initial Retention Awards that have a time-vesting component may have vesting of up to four years, and the time-vested component of the annual awards made to Mr. Lebda in February 2018 provided for cliff-vesting on the fourth anniversary of the date of grant.

•
Encourage Mr. Lebda’s long-term ownership of our common stock. In addition to the vesting requirements described above, Mr. Lebda’s employment agreement provides that no vested 2018 RSA Grant shares may be sold, transferred or otherwise disposed of by Mr. Lebda until January 2, 2023 or the earlier date of a qualifying severance event or a change of control (with exceptions for shares sold in order to satisfy tax withholding requirements).

•
Reward Mr. Lebda for the substantial increase in stockholder value during the Compensation Committee process. Mr. Lebda’s prior employment agreement expired January 7, 2017 and from that date through July 2017, the Company continued to experience extraordinary financial and operating results, which results were reflected in substantial stockholder value increase between January and July 2017. The Compensation Committee (including the 162(m) Subcommittee) believed it was appropriate for awards granted to Mr. Lebda to reflect some of the additional stockholder value created during its deliberation process. For context, our closing stock price on December 30, 2016 was $101.35; it was $183.80 on the date of the first award included in the Initial Retention Awards, and it was $328.15 on March 29, 2018, which is 224% higher than the $101.35 price at the start of 2017.

•
Compensate Mr. Lebda appropriate to the Company’s exceptional performance, subject to continuation of exceptional performance. The modeled annual value of Mr. Lebda’s target total direct compensation was set at approximately the top of the 96-company sample before upward adjustment for the substantial increase in stockholder value during the Compensation Committee’s process. The Compensation Committee believed this was appropriate benchmarking for an intended January 2017 employment agreement renewal given the Company’s performance in all key metrics relative to the 96-company sample as shown above.

The Compensation Committee (including the 162(m) Subcommittee) believes that its robust process led to a long-term compensation program for Mr. Lebda where Mr. Lebda’s compensation reflects the extraordinary value brought to the Company through the commitment represented by his new employment agreement while at the same time being strongly tied to the Company’s long-term stockholder value creation. The Compensation Committee believes that this compensation program is in the best interests of the Company’s stockholders.

Deductibility of Compensation. Internal Revenue Code ("Code") Section 162(m) limits the amount of compensation paid to certain of our NEOs that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. Compensation that is earned based on achievement of performance-based criteria which have been approved by our stockholders may not be subject to the $1 million deduction limit. All of our equity-based incentive plans have been approved by our stockholders, and awards issued under those plans, other than certain time-based vesting shares, may constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit.

While the Compensation Committee has in the past generally intended that all compensation be deductible, there will be instances where potentially non-deductible compensation is provided to reward our NEOs consistent with our compensation philosophy for each compensation element. Moreover, the Tax Cuts and Jobs Act of 2017 (“TCJA”) enacted in December 2017 substantially revised Code Section 162(m). As a result of the TCJA revisions, effective as of 2018, (1) the commission and performance-based exceptions have been removed (eliminating the tax deduction for compensation in excess of $1 million), and (2) the group of executives covered by Code Section 162(m) includes the chief executive officer, the chief financial officer, the three other most highly compensated executive officers, and anyone who was previously a covered executive officer with the Company for any tax year beginning in 2017. The TCJA provides some limited transitional relief for certain performance-based compensation awards that may be grandfathered from the elimination of the performance-based compensation exception. However, despite the Compensation Committee’s efforts to structure the executive team annual cash incentives and performance-based RSUs in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will do so. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Tax and Accounting Considerations

In fiscal year 2017, while the Compensation Committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during such fiscal year.

2017 Advisory Votes on Executive Compensation

At our 2017 annual stockholders meeting, of the approximately 10.4 million votes which affirmatively voted either in favor of or against approving our executive compensation programs under the so-called “Say On Pay” vote that is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), more than 95% voted in favor, reflecting very strong stockholder support for our executive compensation programs. The Compensation Committee considers these results, along with other information, in setting executive compensation. After taking into account all of the information the Compensation Committee believed was relevant to its review, including the level of stockholder support based on the Say On Pay vote results, the Compensation Committee did not make any changes to the structure of our executive compensation plans and programs that were based on this advisory vote.

Additionally, in accordance with the Dodd-Frank Act, the Company is required to propose an advisory (non-binding) vote of its stockholders on the frequency of holding the Say On Pay vote (“Say on Frequency”). In accordance with these requirements, at our 2017 annual meeting of the stockholders, we submitted a non-binding advisory Say on Frequency vote to our stockholders to determine the frequency of the advisory Say On Pay stockholder vote to approve the compensation of the Company’s named executive officers. The Board’s proposal for stockholders to approve, on an advisory basis (non-binding), holding the Say On Pay vote on a triennial basis was approved by more than 60% majority of votes that were cast as compared to the other two alternatives of conducting the Say On Pay vote annually or bi-annually. In accordance with this stockholder preference, our Board determined that the Say On Pay advisory votes on executive compensation will continue to be held on a triennial basis. Therefore, our next Say On Pay vote is scheduled to occur at our 2020 annual stockholders meeting.

Policy on Hedging

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including financial installments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as our stockholders. Therefore, any NEO wishing to enter into such an arrangement must first submit the proposed transaction, all agreements therefor and a written explanation of the purpose of the proposed transaction to our Legal Department before any approval is provided. Our Legal Department may approve or disapprove such proposed transaction in its discretion.

Risk Assessment of Compensation Programs

The Compensation Committee considered risk as it relates to our compensation programs, and does not believe our compensation programs encourage excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our NEOs do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our equity incentive grants have traditionally been structured to provide longer term incentives. For example, the equity incentive awards to Mr. Lebda in connection with his 2017 employment agreement are long-term in nature:

•	The performance awards measure stock price appreciation over a 5-year period and after price appreciation targets have been achieved, do not vest until September 30, 2022.

•
75% of the shares in the restricted stock award vest quarterly over the three years ending December 31, 2021, and except for shares that may be sold by Mr. Lebda or retained by us, in each case to satisfy applicable tax withholding, no vested shares under this award may be sold, transferred or otherwise disposed of by Mr. Lebda until the earlier of January 2, 2023 or the earlier date of a qualifying severance event or change in control.

The Compensation Committee believes our compensation programs strike a balance between providing secure compensation and appropriate long-term incentives, such that our NEOs are not encouraged to take unnecessary or excessive risks.

Fiscal Year 2018 NEO Compensation Decisions

The Compensation Committee or the Board made the following compensation decisions thus far with respect fiscal 2018 and the NEOs. Each of the compensation decisions reflected the Compensation Committee’s assessment of internal and external equity considerations with the goal of providing competitive compensation to our NEOs.

As in 2017, with respect to fiscal year 2018 for the NEOs, the Compensation Committee established a maximum annual incentive opportunity of 200% of the annual target bonus amount for each NEO (with the target amount based on the target percentages set by the Compensation Committee and, where applicable, specified in the employment agreements of the NEOs) if the Company’s Adjusted EBITDA meets or exceeds the specified performance goals. There is a single measurement period consisting of the 2018 calendar year. The incentives earned, if any, will be paid in two installments with the first installment based on the projected Adjusted EBITDA performance for fiscal year 2018 and then the second installment based on actual Adjusted EBITDA performance for fiscal year 2018. The first installment, which would be paid in August 2018 based on projected Adjusted EBITDA for fiscal year 2018, would comprise 25% of the total bonus amount. The remainder, if earned, would be paid in fiscal year 2019.

The Compensation Committee established fiscal year 2018 target incentive levels denominated as a percentage of the NEO’s annual base salary, based (where applicable) on the annual target bonus percentages expressed in the respective employment agreements for each officer, and established specified performance criteria to be used to assess the actual amount of the incentive, if any, to be awarded to the NEOs with respect to the component. The actual annual incentive payment for the measurement period could be less than or greater than the target depending upon the degree of attainment of the specified performance goal as set forth in the below table and any adjustments made by the Compensation Committee to reflect individual performance.

Actual Performance as Percentage of Target Goal	Amount of Incentive Payment as Function of Target Amount
More than 105%	100% of Target plus 2 times the % above 100%
95% to 105%	Actual percentage achieved multiplied by Target
90% to 94.999%	75% of Target
85% to 89.999%	50% of Target
Less than 85%	No payment

For example, if the actual performance achieved was 108% in a measurement period, then the amount of variable payment would be 116% of the NEO’s target amount for the measurement period. In all cases the maximum amount of payment for the variable component will be 200% of the target amount.

In accordance with the terms of Mr. Lebda’s 2017 employment agreement, the Compensation Committee approved additional grants of restricted stock units and stock options to Mr. Lebda as described below. Additionally, the Compensation Committee approved equity compensation grants to other NEOs continuing to serve as executive officers in 2018 as shown in the below table.

NEO(1)	Grant Date	Shares Underlying Stock Option and Per Share Exercise Price	Shares Underlying RSAs/RSUs
Douglas Lebda	1/2/2018	52,332/$340.25 (2)	119,015 (2)
Douglas Lebda	1/2/2018		44,545 (2)
Douglas Lebda	2/16/2018	21,982/$378.95 (3)	9,896 (3)
Carla Shumate	2/16/2018	2,112/$378.95 (4)	1,056 (4)

(1) The table does not include grants to family members or spouses of the NEOs. For a description of shares beneficially owned by the NEOs, please refer to “Ownership of Certain Beneficial Owners and Management,” below.
(2) The stock option and restricted stock awards were granted in accordance with Mr. Lebda’s 2017 employment agreement and their vesting and other terms and conditions are described below under the Employment Agreements and Arrangements section.
(3) The performance based nonqualified stock option was made in accordance with Mr. Lebda’s 2017 employment agreement and has both time and performance based vesting conditions. The "Target Shares" for this option grant is 13,163 shares. Shares will become "Performance Vested" if the volume weighted average closing per share price of the Company's common stock ("VWAP") in any fiscal quarter (measured during the final 30 trading days in each fiscal quarter) commencing with the second fiscal quarter of 2018 through the first fiscal quarter of 2022 exceeds $378.95 (the "Base Price") based on the following schedule: (i) if VWAP Increase over Base Price is less than 41%, 0% of Target Shares will Performance Vest; (ii) if VWAP Increase over Base Price is 41%, 33% of Target Shares (i.e., 4,344 shares) will Performance Vest; (iii) if VWAP Increase over Base Price is 61%, 67% of Target Shares (i.e., 8,819 shares) will Performance Vest; (iv) if VWAP Increase over Base Price is 81%, 100% of Target Shares (i.e., 13,613 shares) will Performance Vest; (v) if VWAP Increase over Base Price is 101%, 133% of Target Shares (i.e., 17,507 shares) will Performance Vest; and (vi) if VWAP Increase over Base Price is 121% or greater, 167% of Target Shares (i.e., 21,982 shares) will Performance Vest. Linear interpolation of vesting applies if the VWAP increases over Base Price is between 41% and 121%. The maximum number of shares that may Performance Vest is 21,982 shares. Shares which are Performance Vested will become vested and exercisable on March 31, 2022 if Mr. Lebda’s service has not previously terminated. Shares that do not become Performance Vested shall be forfeited without consideration. Similarly, if before March 31, 2022 Mr. Lebda’s service is terminated for cause or he resigns without good reason, then any then unvested portion of the Performance Option shall be forfeited without consideration. After termination of Mr. Lebda’s service, any then vested portion of the Performance Option shall generally remain exercisable until the earlier of (i) the expiration of the 12-month period following such termination of service, (ii) the date of a change of control of the Company if the Performance Option is not being assumed, replaced, substituted for or otherwise continued after the change of control, or (iii) February 16, 2028. If there is a change of control of the Company, or if Mr. Lebda’s service is terminated either due to his death or disability, or by us without cause, or by Mr. Lebda for good reason, then the performance based nonqualified stock option can become partially or fully vested on an accelerated basis based on the measurement of the stock price based performance goals under the applicable circumstances and the deemed satisfaction of time based vesting conditions.
(4) The stock option and restricted stock units will each vest in three equal annual installments following the grant date subject to continued service.

All the above stock options have a maximum term of ten years.

Executive Compensation

The following tables provide information on compensation for the services of the NEOs for 2017.

SUMMARY COMPENSATION TABLE - 2017

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Douglas Lebda	2017	$639,231	$—	$57,363,760	$1,014,095	$573,916	$59,591,002
Chairman & Chief Executive Officer	2016	$600,000	$—	$207,621	$952,907	$68,713	$1,829,241
	2015	$600,000	$—	$—	$947,165	$124,614	$1,671,779
Gabriel Dalporto (4)	2017	$350,000	$—	$—	$262,104	$38,051	$650,155
Former Chief Financial Officer and Executive Advisor	2016	$350,000	$—	$58,153	$266,814	$8,910	$683,877
	2015	$350,000	$—	$—	$265,206	$12,951	$628,157
J.D. Moriarty (5)
Chief Financial Officer	2017	$220,577	$5,000,152	$4,970,837	$214,992	$23,627	$10,430,185
Nikul Patel	2017	$330,000	$—	$—	$247,126	$3,245	$580,371
Chief Strategy Officer and former Chief Product and Strategy Officer	2016	$319,615	$—	$49,846	$251,568	$8,705	$629,734
	2015	$300,000	$—	$—	$227,320	$17,801	$545,121
Neil Salvage	2017	$416,154	$5,666,685	$5,667,687	$561,652	$34,758	$12,346,936
President	2016	$391,538	$—	$561,086	$333,165	$25,796	$1,311,585
	2015	$390,000	$—	$—	$282,810	$8,315	$681,125
Carla Shumate	2017	$240,000	$—	$—	$119,819	$6,357	$366,176
Chief Accounting Officer and Treasurer, SVP	2016	$236,538	$—	$25,479	$121,972	$6,005	$389,994
	2015	$230,000	$—	$—	$116,186	$8,894	$355,080

(1)     Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, of the stock awards and option awards granted to the NEO for the years shown. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 9 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K which was filed with the SEC on February 26, 2018. The multi-year nature of some of these awards is discussed above under “Compensation Discussion and Analysis - Multi-Year Awards” and in the discussion of each individual’s employment terms under “Employment Agreements and Arrangements” below. The vesting terms of these equity awards are described in the below Outstanding Equity Awards at Fiscal Year-End 2017 table and footnotes to such table. The table does not include grants to family members or spouses of the NEOs. For a description of shares beneficially owned by the NEOs, please refer to "Ownership of Certain Beneficial Owners and Management," below.
(2)     Reflects the amounts earned for achievement of performance objectives under the annual cash incentive programs. Information regarding our 2017 annual cash incentive program is described in the section above entitled “2017 Annual Incentive Program.”
(3)    The detailed figures for 2017 for this column are shown in the below table. All of the NEOs received matching contributions to their 401(k) plans from the Company and reimbursement for certain communication expenses. Mr. Lebda and Mr. Salvage received reimbursement for a portion of monthly country club dues in connection with the Company’s use of the country club for business purposes, Mr. Lebda, Mr. Salvage and Mr. Dalporto utilized Company provided aircraft for personal use.

	Year	Matching Contributions made by LendingTree to 401(k)	Country Club Expenses	Tax Gross Up	Dividend Equivalent Payment	Remote Communication Expenses/Cellphone	Personal Use of Company Aircraft	Legal Fees	Other (a)
Douglas Lebda	2017	$7,950	$4,837	$83,545	$—	$7,917	$199,667	$100,000	$170,000
	2016	$7,950	$2,835	$—	$—	$3,533	$54,395	$—	$—
	2015	$7,950	$6,741	$86,470	$—	$8,453	$—	$15,000	$—
Gabriel Dalporto	2017(4)	$7,950	$—	$—	$—	$960	$29,141	$—	$—
	2016	$7,950	$—	$—	$—	$960	$—	$—	$—
	2015	$7,950	$—	$—	$5,001	$—	$—	$—	$—
J.D. Moriarty	2017(5)	$3,147	$—	$—	$—	$480	$—	$20,000	$—
Nikul Patel	2017	$2,285	$—	$—	$—	$960	$—	$—	$—
	2016	$7,745	$—	$—	$—	$960	$—	$—	$—
	2015	$7,801	$—	$—	$10,000	$—	$—	$—	$—
Neil Salvage	2017	$10,567	$942	$—	$—	$960	$22,289	$—	$—
	2016	$7,950	$1,761	$—	$—	$960	$15,125	$—	$—
	2015	$7,950	$365	$—	$—	$—	$—	$—	$—
Carla Shumate	2017	$5,397	$—	$—	$—	$960	$—	$—	$—
	2016	$5,045	$—	$—	$—	$960	$—	$—	$—
	2015	$4,893	$—	$—	$4,001	$—	$—	$—	$—

(a)    In February 2017, we paid $170,000 plus an income tax restoration payment in the amount of $83,545 for fees on behalf of Mr. Lebda in connection with Hart-Scott-Rodino Act filings. The Company also paid $100,000 as a partial reimbursement of legal and compensation consulting fees incurred by Mr. Lebda in connection with the negotiation, preparation and execution of his employment agreement.
Mr. Moriarty was also reimbursed for reasonable legal fees incurred in the negotiation and finalization of his employment agreement in an amount equal to $20,000.
(4)     Includes compensation for Mr. Dalporto in his role as Chief Financial Officer through August 30, 2017, and as Executive Advisor (a non-executive officer position) thereafter.
(5)     Mr. Moriarty became an executive officer of the Company in August 2017.

The following table provides information on cash-based and equity-based awards granted in 2017 to the NEOs:
GRANTS OF PLAN-BASED AWARDS - 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Douglas Lebda		$406,250	$812,500	$1,625,000
	07/26/17				132,889	402,694	672,499			$183.8	$57,363,760
Gabriel Dalporto		$105,000	$210,000	$420,000
J.D. Moriarty		$86,127	$172,253	$344,506
	06/05/17							21,407			$3,500,044
	06/05/17								18,240	$163.5	$1,486,852
	08/30/17							1,080			$250,074
	08/30/17								19,435	$231.55	$2,234,034
	10/22/17							5,583			$1,250,034
	10/22/17								10,416	$223.9	$1,249,951
Nikul Patel		$99,000	$198,000	$396,000
Neil Salvage		$225,000	$450,000	$900,000
	10/22/17							25,309			$5,666,685
	10/22/17								49,821	$223.9	$5,667,687
Carla Shumate		$48,000	$96,000	$192,000

(1)    Under the 2017 LendingTree Bonus Plan - Executive Addendum, each NEO was entitled to receive up to 25% of the target amount with respect to the six months ended June 30, 2017 if the Company’s EBITDA from continuing operations was at least $2.0 million with respect to the same period. Each NEO was entitled to receive up to the total target amount (which amount was reduced by any amounts received for the six months ended June 30, 2017) if the Company’s EBITDA from continuing operations for 2017 was at least $5.0 million and such NEO continued to provide services to the Company through the end of the 2017. The 2017 annual cash incentive program is more fully described above in the 2017 Annual Incentive Program section.
(2)    Equity awards were granted under the Fifth Amended and Restated LendingTree 2008 Stock and Annual Incentive Plan.
(3)    Represents the grant date fair value of the respective awards of stock options and restricted stock units, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 9, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 26, 2018.
The Company's Fifth Amended and Restated LendingTree 2008 Stock and Annual Incentive Plan (the “2008 Plan”), under which future awards may be granted, currently covers outstanding stock options to acquire shares of the Company’s common stock, restricted stock, RSUs and RSUs with performance conditions, and provides for the future grants of these and other equity awards. Under the 2008 Plan, the Company is authorized to grant stock options, restricted stock, RSUs and other equity-based awards for up to 5.35 million shares of LendingTree common stock to employees and to non-employee consultants and directors.
The 2008 Plan has a stated term of ten years and provides that the exercise price of stock options granted will not be less than the market price of the common stock on the grant date. The 2008 Plan does not specify grant dates or vesting schedules, as those determinations are delegated to the Compensation Committee of the board of directors and sub-delegated to the 162(m) Subcommittee with respect to approval of any award for which Code Section 162(m) recognizes approval of a committee consisting entirely of "outside" directors. Each grant agreement reflects the vesting schedule for that particular grant, as determined by the Compensation Committee or the 162(m) Subcommittee, as the case may be. The Compensation Committee has the authority to modify the vesting provisions of an award.

Employment Agreements and Arrangements

We have entered into employment agreements and/or offer letters with each of our NEOs. General provisions of these agreements are discussed below. We believe that providing our NEOs with severance and change in control protection is important to allow the NEOs to fully value the forward-looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, our NEOs’ employment agreements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the NEO, as well as varying degrees of accelerated vesting of equity awards in the event of a change in control of the Company. Our NEOs receive the same employee benefits other employees receive. Except for a tax gross up in respect of fees paid by the Company on behalf of Mr. Lebda in connection with Hart-Scott-Rodino Act filings, we did not provide our NEOs with tax gross ups or supplemental retirement plans in 2017.

The paragraphs below describe the employment agreements and arrangement with each of our NEOs. Definitions of “change of control,” “cause,” “good reason,” and “disability” applicable to each NEO’s employment agreement or arrangement can be found in the “Potential Payments Upon Termination or Change in Control” table below.

Douglas R. Lebda. In January 2014, we entered into an employment agreement with Mr. Lebda, effective as of January 9, 2014, pursuant to which he agreed to serve as our Chairman and Chief Executive Officer.

The 2014 employment agreement had a term of three years unless terminated sooner in accordance with the provisions of the agreement. Under the agreement, Mr. Lebda’s annual base salary was originally set at $600,000, which amount could be increased but not decreased without his consent. Additionally, pursuant to the agreement, Mr. Lebda was eligible to receive discretionary annual incentives in an amount up to 125% of his base salary which may be based on performance criteria established by our Compensation Committee. Mr. Lebda was, pursuant to the agreement, also eligible to participate in any employee benefit plans and vacation programs and to be reimbursed for all reasonable and necessary business expenses. As part of his 2014 employment agreement, if we terminated Mr. Lebda’s employment without “cause” or Mr. Lebda resigned for “good reason,” as defined in the 2014 employment agreement (each of which is referred to as a “qualifying termination”) during the term of his agreement, then Mr. Lebda would have received the following benefits: (a) payment in equal installments over a two-year period of the greater of two years of his then current base salary or one year of his then current base salary plus his target annual incentive then in effect, and (b) acceleration of the vesting of all of his outstanding equity awards, and an extension of the exercisability of his stock options to two years following the termination date, subject to certain limitations. The cash payments to be paid to Mr. Lebda over the two-year period would be reduced by any compensation paid to Mr. Lebda by another employer during such period. The payment of these severance payments and benefits was conditioned upon Mr. Lebda providing, and not revoking, a release of claims against us and our affiliates within forty-five days of termination. Mr. Lebda also agreed that during the term of his employment and for two years following the termination of his employment that he would not compete with our business for any reason and that he would not solicit our employees and business partners, other than in instances of a qualifying termination within one year following a change in control, in which case, such period would be reduced to 12 months for activities unrelated to the online lending business. The agreement also imposed various restrictions on Mr. Lebda, for the benefit of us, including maintaining confidentiality of our information. The agreement further provided that all of Mr. Lebda’s outstanding equity awards would be subject to the terms of the change in control letter we issue to certain executives and would accelerate and vest upon the occurrence of a change in control and, in the case of restricted stock awards, the underlying shares would become immediately non-forfeitable and transferable. Any payments made or granted pursuant to the 2014 employment agreement were subject to any recoupment or clawback policy that was adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that required the Company to recoup or clawback compensation paid. The 2014 employment agreement expired in January 2017, but Mr. Lebda continued to be compensated under the terms of such agreement until September 20, 2017. The Compensation Committee approved terms of a new employment agreement with Mr. Lebda in July 2017 and we entered into such agreement on September 20, 2017. The terms of which are summarized below.

General Terms

The general terms of Mr. Lebda’s new 2017 employment agreement are as follows:

•	an annual base salary of $750,000,

•	a target annual bonus of up to 125% of annual base salary with respect to each fiscal year beginning with 2017,

•	equity compensation grants as described further below,

•	reimbursement for all reasonable and necessary business expenses,

•	paid vacation in accordance with our vacation policy for employees,

•
participation in any welfare, health, life insurance, pension benefit and incentive plans, programs, policies and practices as may be adopted from time to time by us on the same basis as that provided to similarly situated employees,

•
severance benefits in the event of an involuntary termination of Mr. Lebda’s service due to his death or disability or by us without cause or by Mr. Lebda for good reason (and with such severance benefits conditioned upon Mr. Lebda timely executing and not revoking a general release of claims and complying with his post-service obligations to us), and

•
in the event of a change of control that occurs during Mr. Lebda’s service, accelerated vesting of Mr. Lebda’s unvested equity, full or partial vesting of unvested performance awards which have met price-based performance goals, and enhanced severance benefits if service is involuntarily terminated after a change of control.

The initial term of Mr. Lebda’s employment agreement expires January 9, 2021 (although employment is "at will" and may be terminated by either us or Mr. Lebda at any time). Mr. Lebda and the Company will enter into good faith negotiations to extend the initial term no later than six months prior to the end of the term, provided, that Mr. Lebda has provided written notice to the Company between eight and six months prior to the end of the term which sets forth his interest in entering into such negotiations.

Equity Compensation Grants

Mr. Lebda’s employment agreement provides for the issuance of performance-based equity compensation grants to him with a modeled total grant date value of $87,500,000, of which 25% would be in the form of time-vested restricted stock awards with a performance condition and 75% would be in the form of performance-based nonqualified stock options (collectively, the “Initial Retention Awards”). Mr. Lebda will also be entitled to future annual equity grants in each of 2018 through 2020 with an annual grant date value that is not less than the median annualized grant date value for equity grants to chief executive officers of a peer group of companies approved by the Board of Directors after consulting with Mr. Lebda. The performance-based nonqualified stock options within the Initial Retention Awards have a number of shares that become performance vested upon achieving targeted increases in our stock price (the “Target Shares”) and the maximum number of shares that can become performance vested for superior achievement is 167% of the Target Shares (the “Maximum Shares”). Time-based service vesting conditions would also have to be satisfied in order for performance vested shares to become fully vested and no longer subject to forfeiture. The Initial Retention Awards were made in July 2017 and January 2018, the first annual grant for 2018 was made in February 2018, and it is expected that future annual grants will be made under our stockholder approved 2008 Plan.

The 2008 Plan imposes a per employee upper annual grant limit of 672,500 shares in order for awards to qualify as performance-based compensation under Internal Revenue Code Section 162(m). Because the total Maximum Shares underlying the performance-based nonqualified stock option and restricted stock awards comprising the Initial Retention Awards cover a maximum of 769,376 shares and 119,015 shares, respectively, the Initial Retention Awards were bifurcated into two sets of awards: the first occurred on July 26, 2017 for 402,694 Target Shares (or 672,499 Maximum Shares), and the second occurred on January 2, 2018 for the remaining 58,010 Target Shares (or 96,877 Maximum Shares) (the “2017 Performance Option”). The July 26, 2017 award is a performance-based non-qualified stock option. The January 2, 2018 awards consist of (a) a time-vested restricted stock award (also containing a performance condition described below) covering 119,015 shares (which number of shares is derived by dividing $21.875 million by $183.80, the closing price of our common stock on July 26, 2017) (“2018 RSA Grant”); (b) a performance-based nonqualified stock option award for 31,336 Target Shares (or 52,332 Maximum Shares) with a per share exercise price equal to $340.25, which was the closing price of our common stock on January 2, 2018 (“2018 Performance Option”); and (c) because the closing price of our common stock on January 2, 2018 was greater than its closing share price on July 26, 2017, a performance-based restricted stock award for 26,674 Target Shares (or 44,545 Maximum Shares), substituting for an equal number of 2018 Performance Option shares, to compensate Mr. Lebda for the increase in the exercise price of the 2018 Performance Option over the 2017 Performance Option granted on July 26, 2017 (the “2018 Performance RSA” and, together with the 2018 Performance Option, the “2018 Performance Awards”).

No shares under the 2018 RSA Grant can vest unless and until the performance goals in 2018 established by the 162(m) Subcommittee are achieved. Such performance goals were achieved in the first quarter of 2018, so 25% of the 2018 RSA Grant vested in April 2018 and the remainder will vest in quarterly 5% increments through December 31, 2021 based on Mr. Lebda’s continued service. Except for shares that may be sold by Mr. Lebda or retained by us, in each case solely in order to satisfy applicable tax withholding, no vested 2018 RSA Grant shares may be sold, transferred or otherwise disposed of by Mr. Lebda until the earlier of the fifth anniversary of the grant date or the earlier date of a qualifying severance event or a change of control. The vesting conditions for the 2018 Performance Option and 2018 Performance RSA mirror the vesting terms for the 2017 Performance Option described below.

On July 26, 2017, the 162(m) Subcommittee granted the 2017 Performance Option under the 2008 Plan for 402,694 Target Shares (or 672,499 Maximum Shares) to Mr. Lebda. The per share exercise price of the 2017 Performance Option is $183.80, which was the closing share price of our common stock on July 26, 2017. The 2017 Performance Option was the first award of the Initial Retention Awards and is intended to be a long-term incentive and retention award that provides compensatory value to Mr. Lebda only if our share price significantly increases over the relevant time period.

The 2017 Performance Option has both time and performance-based vesting conditions. The performance vesting condition is based on our share price growth as compared to $183.80 during a five year period after July 26, 2017, as further described in the below table. The volume weighted average closing per share price of our common stock will be measured during the final 30 trading days in each fiscal quarter, commencing with the fourth fiscal quarter of 2017 and for each fiscal quarter through the third fiscal quarter of 2022 (each such measured value is the “VWAP”). To the extent the VWAP has increased over $183.80 per the below table then the applicable percentage of Target Shares (as a cumulative total number of shares) will be deemed to be “Performance Vested.”

VWAP Increase over $183.80	Percentage of Target Shares That are Performance Vested
Less than 70%	—%
70%	33%
110%	100%
150% (or greater)	167%

Linear interpolation of vesting if VWAP increase over $183.80 is between 70% and 150%.

Solely for hypothetical illustrative purposes, if the VWAP is $385.98 for any fiscal quarter during the measurement period, which would represent a 110% increase over $183.80, the 402,694 Target Shares would become 100% Performance Vested. Shares that are Performance Vested will become vested and exercisable on September 30, 2022 if Mr. Lebda’s service has not previously terminated. As of April 20, 2018, the 2017 Performance Option and the 2018 Performance Awards are Performance Vested for 72% of their respective Target Shares. Shares that do not become Performance Vested will never become exercisable and will be forfeited without consideration. Similarly, if before September 30, 2022 Mr. Lebda’s service is terminated for cause or he resigns without good reason, then any then unvested portion of the 2017 Performance Option, 2018 RSA Grant, and 2018 Performance Awards will be forfeited without consideration. If Mr. Lebda’s service is terminated either due to his death or disability, then the Performance Option, 2018 RSA Grant, and 2018 Performance Awards can become partially or fully vested on an accelerated basis based on the measurement of the price-based performance goals under the applicable circumstances at that point in time and the deemed satisfaction of time-based vesting conditions.

After termination of Mr. Lebda’s service, any then-vested portion of the 2017 Performance Option and 2018 Performance Option will generally remain exercisable until the earliest of (a) the expiration of the 12-month period following such termination of service, (b) the date of a change of control if the 2017 Performance Option and 2018 Performance Option are not being assumed, replaced, substituted for or otherwise continued after the change of control, or (c) July 26, 2027 in the case of the 2017 Performance Option and January 2, 2028 in the case of the 2018 Performance Option.

Accelerated Vesting

If there is a change of control of our Company, or Mr. Lebda is terminated by us without cause, or Mr. Lebda resigns for good reason, then the 2017 Performance Option, 2018 RSA Grant, and 2018 Performance Awards can become partially or fully vested on an accelerated basis based on the measurement of the price-based performance goals under the applicable circumstances at that point in time and the deemed satisfaction of time-based vesting conditions.

Other Terms

Under the employment agreement, the Company was obligated to pay for fifty percent of the reasonable legal and compensation consulting fees incurred by Mr. Lebda in connection with the negotiation, preparation and execution of his employment agreement, not to exceed $100,000 in the aggregate. The Company reimbursed Mr. Lebda for $100,000 for such expenses in 2017.

Mr. Lebda has also agreed that during the term of his employment and for two years following the termination of his employment for any reason that he will not compete with our business and that he will not solicit our employees and business partners, other than in instances of a qualifying termination within one year following a change in control, in which case, such period would be reduced to 12 months for activities unrelated to the online lending business. The agreement also imposed various restrictions on Mr. Lebda, for the benefit of us, including maintaining confidentiality of our information. Additionally, payments made or granted to Mr. Lebda will be subject to any recoupment or clawback policy that may be adopted by us from time to time and to any requirement of applicable law, regulation or listing standard that requires us to recoup or clawback compensation paid.

Gabriel Dalporto. Mr. Dalporto joined our Company in April 2011 and served as our Chief Financial Officer until August 30, 2017. On August 30, 2017, Mr. Dalporto resigned as our Chief Financial Officer and accepted a role as Executive Advisor in addition to a role as member of our Board of Directors. Mr. Dalporto ceased to be Executive Advisor, and his employment ended, on February 7, 2018.

On March 11, 2015, we entered into an employment agreement with Mr. Dalporto. The term of the 2015 employment agreement expired on February 6, 2018 and was subject to renewal for two additional successive one-year periods thereafter. The 2015 employment agreement provided that Mr. Dalporto would receive an annual base salary of $350,000 and was eligible to receive an annual bonus of up to 60% of his base salary as well as equity incentives, subject to the discretion of the Compensation Committee. The employment agreement provided for benefits associated with termination without cause or resignation for good reason, including vesting of his equity and cash severance upon a change in control.

On August 30, 2017, we entered into an Amendment to Employment Agreement with Mr. Dalporto pursuant to which he continued employment in a new role as Executive Advisor until February 7, 2018, when his employment ceased. Mr. Dalporto’s compensation continued at the same level as prior to the amendment and he had substantially the same severance benefits associated with termination without cause or resignation for good reason, except that the definition of good reason was modified to reflect the change in position. The amendment continued our agreement that all of Mr. Dalporto’s equity in the Company vested upon a change in control, but he was not entitled to other enhanced benefits upon a change in control.

Mr. Dalporto has also agreed that during the term of his employment and for one year following the termination of his employment for any reason he would not compete with our business and that he would not solicit certain of our customers or employees, except for a qualifying termination within one year following a change in control. The agreement also imposed various restrictions on Mr. Dalporto, for the benefit of us, including maintaining confidentiality of our information.

J.D. Moriarty. On June 5, 2017, John (J.D.) Moriarty became our Senior Vice President - Corporate Development pursuant to an employment offer letter dated March 29, 2017. The offer letter provided for an annual base salary of $390,000, a target annual bonus opportunity of 60% of annual base salary, and a $500,000 sign-on bonus, half of which was paid upon commencement of employment, and the other half paid six-months later. Mr. Moriarty was also reimbursed for reasonable legal fees incurred in the negotiation and finalization of his agreement in an amount equal to $20,000. The terms of his agreement also provided for an award of 21,407 restricted stock units and an option to purchase 18,240 shares with an exercise price equal to the closing price of our common stock on June 5, 2017, each of which vest in three equal installments beginning June 5, 2018, subject to Mr. Moriarty's continued service.

On August 30, 2017, the Board of Directors appointed Mr. Moriarty as our Chief Financial Officer (“CFO”). On August 30, 2017, the Compensation Committee approved the terms of Mr. Moriarty’s employment arrangements as CFO as follows: (i) three-year term of employment; (ii) annual base salary of $400,000; (iii) target annual bonus opportunity of 75% of annual base salary; (iv) severance upon termination without cause or resignation with good reason equal to 100% of annual base salary, increased to 200% if such termination occurs during the 12-month period following a change in control. In connection with such promotion, the Compensation Committee (including the 162(m) Subcommittee) approved an award of 1,080 restricted stock units and an option to purchase 19,435 shares with an exercise price equal to the closing price of our common stock on August 31, 2017, each of which vest in three equal annual installments beginning August 30, 2018, subject to Mr. Moriarty’s continued service.

On October 22, 2017, the Compensation Committee amended the terms of Mr. Moriarty’s employment to provide for an anticipated four-year term of employment through August 31, 2021 (although employment is “at will” and may be terminated by either us or Mr. Moriarty at any time). We entered into a new employment agreement with Mr. Moriarty reflecting these amended terms on December 21, 2017. In connection with this extension, the Compensation Committee (including the 162(m) Subcommittee) approved an award of 5,583 restricted stock units and an option to purchase 10,416 shares with an exercise price equal to the fair market value on the date of grant determined in accordance with the 2008 Plan, each of which vest in a single installment on October 22, 2021, subject to Mr. Moriarty’s continued service. These awards and the awards previously granted to Mr. Moriarty are expected to comprise the entirety of Mr. Moriarty’s long-term equity incentive compensation through August 31, 2021.

For two years after his employment has terminated, Mr. Moriarty will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions. If Mr. Moriarty’s employment is terminated by us without cause or if he resigns his employment for good reason, he will be eligible to receive an aggregate cash amount equal to his then-annual base salary paid in installments over a one-year period. Upon termination by us without cause or resignation by Mr. Moriarty for good reason, he will also vest in equity awards scheduled to vest within nine months of the termination date. All such benefits upon termination without cause or resignation for good reason are subject to Mr. Moriarty providing a release of claims and also subject to cessation of cash severance if he secures new employment. If there is a change in control, Mr. Moriarty can become partially or fully vested on an accelerated basis based on the measurement of the performance goals under the applicable circumstances at that point in time and the deemed satisfaction of time-based vesting conditions. In addition, if there is a change in control and during the 12-month period following such change in control, Mr. Moriarty’s employment is terminated by us without cause or by Mr. Moriarty for good reason, Mr. Moriarty will receive a severance payment equal to two years of base salary. This severance is paid in a lump sum in lieu of any severance benefits available to Mr. Moriarty under the Company’s general severance plan or other arrangement to which Mr. Moriarty would otherwise be entitled to severance benefits, and Mr. Moriarty will have no requirement to mitigate this severance. The payment of these change in control payments and benefits will be made so long as Mr. Moriarty signs a general release of claims in favor of the Company.

Nikul Patel. On June 11, 2012, Mr. Patel became our Senior Vice President of Product pursuant to an employment offer letter agreement dated May 23, 2012. The offer letter provided that Mr. Patel would receive an annual base salary of $200,000 and he was eligible to receive a target annual incentive of 50% of his base salary. The offer letter also provides that Mr. Patel was eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and receive equity compensation grants (35,000 restricted stock units plus eligibility to receive another 5,000 restricted stock units based upon achievement of performance goals in connection with his hire). The offer letter further provided that for one year after his employment has terminated, Mr. Patel would be obligated to comply with non-compete and non-soliciting of employees and customers restrictions.

On April 7, 2014, pursuant to a letter agreement, the Company agreed that if Mr. Patel’s employment was terminated by us without “cause” and not because of unacceptable performance, Mr. Patel would receive 12 months of continued base salary as severance and which would be paid on our regularly scheduled pay dates (subject to Mr. Patel providing a release of claims and also subject to cessation of such severance if he secured new employment).

On April 7, 2014, pursuant to a change in control letter agreement, the Company agreed that if a change in control of the Company occurs, Mr. Patel would immediately become fully vested in all his outstanding equity awards. In addition, if there is a change in control and during the 12-month period following such change in control, Mr. Patel’s employment is terminated by us without “cause” or by Mr. Patel for “good reason,” Mr. Patel would receive a severance payment equal to two years of base salary. This severance was to be paid in a lump sum in lieu of the severance benefits described in the prior paragraph and Mr. Patel would have no requirement to mitigate this severance. The payment of these change in control payments and benefits would be made so long as Mr. Patel signs a general release of claims in favor of the Company. The change in control letter provided that for one year after his employment has terminated, Mr. Patel would be obligated to comply with non-compete and non-soliciting of employees and customers restrictions.

Each of the April 7, 2014 agreements were amended on December 31, 2015 to provide that Mr. Patel must execute (and not revoke) the waiver and release document within 45 days following the effective date of termination of his employment other than for “cause” or unacceptable performance. If such waiver and release document becomes effective on a timely basis by its own terms, then the first severance pay installment (in an amount equal to two months of his annual base salary) would be paid on the 60th day after termination of his employment and, for the ten months thereafter, he would receive pro-rata installments of the severance pay. In certain circumstances, payment of amounts may be required to be delayed for a period of six months after separation from service and the accumulated amount would then be paid in a lump sum payment, without interest, within five business days after the end of the six-month delay period. In addition, in order to resign his employment for “good reason,” Mr. Patel was required to notify the Company in writing within 15 days of the initial existence of any event falling under the definition of “good reason.” The Company would then have 60 days following its receipt of such notice to cure or remedy such alleged “good reason” event.

On December 19, 2017, the Board and Mr. Patel agreed to change his title to Chief Strategy Officer, effective January 1, 2018 and he ceased to be an executive officer at this time. We entered into a new employment agreement with Mr. Patel on March 28, 2018, which replaced all prior employment agreements with Mr. Patel.

Neil Salvage. Mr. Salvage joined our Company in July 2013 and he currently serves as our President. During fiscal 2016, Mr. Salvage was a party to an offer letter with us dated June 10, 2013 (as revised on August 2, 2013). This offer letter was replaced and superseded by an employment letter agreement dated November 28, 2016.

The November 28, 2016 letter provided that Mr. Salvage would receive an annual base salary of $410,000, and was eligible to receive a target annual incentive of 100% of his base salary, subject to the discretion of the Compensation Committee. The letter further provided that Mr. Salvage was eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and was eligible to be considered for an equity compensation grant in February 2018.

We also entered into a change in control letter agreement with Mr. Salvage, dated November 28, 2016, providing that if there was a change in control, Mr. Salvage would immediately become fully vested in all his outstanding equity awards. In addition, if there was a change in control and during the 12-month period following such change in control, Mr. Salvage’s employment is terminated by us without cause or by Mr. Salvage for good reason, Mr. Salvage would, in lieu of the severance described in his employment letter agreement, receive a severance payment equal to two years of base salary.

On October 22, 2017, the Compensation Committee amended the terms of Mr. Salvage’s employment to provide for an anticipated four-year term of employment (although employment is “at will” and may be terminated by either us or Mr. Salvage at any time) with an annual base salary of $450,000. We entered into a new employment agreement with Mr. Salvage reflecting these amended terms on January 2, 2018. In connection with this extension, the Compensation Committee (including the 162(m) Subcommittee) approved an award of 25,309 restricted stock units and an option to purchase 49,821 shares with an exercise price equal to the fair market value on the date of grant determined in accordance with the 2008 Plan, each of which vest in four equal annual installments beginning October 22, 2018, subject to Mr. Salvage’s continued service. These awards are expected to comprise the entirety of Mr. Salvage’s long-term equity incentive compensation through October 31, 2021.

For two years after his employment has terminated, Mr. Salvage will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions. If Mr. Salvage’s employment is terminated by us without Cause or if he resigns his employment for Good Reason, he will be eligible to receive an aggregate cash amount equal to his then-annual base salary paid in installments over a one-year period and he will also vest in equity awards scheduled to vest within nine months of the termination date (subject to Mr. Salvage providing a release of claims and also subject to cessation of cash severance if he secures new employment).

Carla Shumate. On December 12, 2012, Ms. Shumate became an employee of the Company as our Chief Accounting Officer and Treasurer pursuant to an employment offer letter agreement dated December 11, 2012 and two letter agreements with the Company dated March 11, 2015 (as amended in December 2015). Ms. Shumate was succeeded in her position as Treasurer by Trent Ziegler in April 2018. The offer letter provides that Ms. Shumate will receive an annual base salary of $200,000 and she is eligible to receive a target annual incentive of 30% of her base salary, subject to the discretion of the Compensation Committee. Ms. Shumate’s salary was increased to $240,000 for 2017. The offer letter further provides that Ms. Shumate is eligible to participate in employee benefits programs (including paid time off and participation in the Company’s 401(k) plan) and that she received relocation assistance (up to $25,000) and equity compensation grants (6,000 restricted stock units) in connection with her hire. The offer letter also provided that she would have received severance of six months continued base salary (subject to providing a release of claims and cessation of such severance if she secured new employment) if her employment had been terminated without cause by us before the first anniversary of her hire. For one year after her employment has terminated, Ms. Shumate will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions.

On March 11, 2015, pursuant to a letter agreement, the Company agreed that if Ms. Shumate’s employment was terminated by us without “cause” and not because of unacceptable performance, Ms. Shumate would receive six months of continued base salary as severance and which would be paid on our regularly scheduled pay dates (subject to Ms. Shumate providing a release of claims and also subject to cessation of such severance if she secured new employment).

On the same date, we also entered into a change in control letter agreement with Ms. Shumate pursuant to which the Company agreed that if a change in control of the Company occurs, Ms. Shumate will immediately become fully vested in all her outstanding equity awards. In addition, if there is a change in control and during the 12-month period following such change in control, Ms. Shumate’s employment is terminated by us without cause or by Ms. Shumate for good reason, Ms. Shumate will receive a severance payment equal to 12 months of base salary. This severance is paid in a lump sum in lieu of any severance benefits available to Ms. Shumate under the Company’s general severance plan or other arrangement to which Ms. Shumate would otherwise be entitled to severance benefits, and Ms. Shumate will have no requirement to mitigate this severance. The payment of these change in control payments and benefits will be made so long as Ms. Shumate signs a general release of claims in favor of the Company. The change in control letter provides that for one year after her employment has terminated, Ms. Shumate will be obligated to comply with non-compete and non-soliciting of employees and customers restrictions.

Each of the March 11, 2015 agreements were amended on December 31, 2015 to provide that Ms. Shumate must execute (and not revoke) the waiver and release document within 45 days following the effective date of termination of her employment other than for “cause” or unacceptable performance. If such waiver and release document becomes effective on a timely basis by its own terms, then the first severance pay installment (in an amount equal to two months of her annual base salary) will be paid on the 60th day after termination of her employment and, for the ten months thereafter, she will receive pro-rata installments of the severance pay. In certain circumstances, payment of amounts may be required to be delayed for a period of six months after separation from service and the accumulated amounts would then be paid in a lump sum payment, without interest, within five business days after the end of the six-month delay period.

On February 16, 2018, the Compensation Committee amended the terms of Ms. Shumate’s employment arrangement to provide for an anticipated two year term of employment (although employment is “at will” and may be terminated by either us or Ms. Shumate at any time) with an annual base salary of $265,000 and a target annual bonus opportunity of 40% of annual base salary.  In addition, the Compensation Committee approved an equity award of 1,056 restricted stock units and 2,112 options to purchase common stock with an exercise price equal to the fair market value on the date of grant determined in accordance with the 2008 Plan, each of which vest in three equal annual installments beginning on February 16, 2019, subject to Ms. Shumate’s continued service.

2017 Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding equity awards held by our NEOs as of December 31, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - FISCAL YEAR 2017

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
Douglas Lebda	589,850			$8.48	08/21/18	(2)
	150,000			$7.43	03/01/22	(3)
	51,290			$5.35	04/08/21	(4)
	51,289			$5.89	04/08/21	(4)
	51,289			$6.42	04/08/21	(4)
	54,103			$23.80	05/07/24	(5)
	50,000	150,000		$26.59	08/06/24	(6)
	1,990	3,983		$69.94	02/24/26	(7)
			672,499	$183.80	07/26/27	(8)
J.D. Moriarty		18,240		$163.50	06/05/27	(9)
		19,435		$231.55	08/30/27	(10)
		10,416		$223.90	10/22/27	(11)
							21,407(9)	$7,288,013
							1,080(10)	$367,686
							5,583(11)	$1,900,732
Gabriel Dalporto		93,750		$26.59	08/06/24	(6)
		1,116		$69.94	02/24/26	(7)
Nikul Patel		131,250		$26.59	08/06/24	(6)
		957		$69.94	02/24/26	(7)
Neil Salvage		56,250		$26.59	08/06/24	(6)
		933		$69.94	02/24/26	(7)
	3,141	6,285		$106.10	11/28/26	(12)
		49,821		$223.90	10/22/27	(13)
							25,309(13)	$8,616,449
Carla Shumate		39,000		$26.59	08/06/24	(6)
	244	489		$69.94	02/24/26	(7)
(1) The market value of the unvested restricted stock units and restricted stock awards is calculated by multiplying the respective number of shares or units of stock by the closing market price of $340.45 for a share of our common stock as of December 31, 2017.

(2)	Time-based stock option was granted on August 21, 2008 and vested in full on August 21, 2013.

(3)	Time-based stock option was granted on March 1, 2012 and vested in three equal annual installments on March 1st of 2013, 2014, and 2015, respectively.

(4)	Time-based stock options were granted on April 8, 2011 and vested in three equal annual installments on April 8th of 2012, 2013, and 2014, respectively.

(5)	Time-based stock option was granted on May 7, 2014 and vested on each of May 7th of 2015, 2016, and 2017, respectively.

(6)	Time-based stock option was granted on August 6, 2014 and vested as follows: 25% of the option vested on February 6, 2017 and 75% of the option vested on February 6, 2018.
(7) Time-based stock option was granted on February 24, 2016 and vests in three equal annual installments on February 24th of 2017, 2018, and 2019, respectively, subject to continued employment.
(8) See “Employment Agreements and Arrangements - Douglas R. Lebda - Equity Compensation Grants” above for discussion of the vesting of these options.
(9) Time-based stock option and restricted stock units were granted on June 5, 2017 and will vest in three equal annual installments on June 5th of 2018, 2019, and 2020, respectively, subject to continued employment.
(10) Time-based stock option and restricted stock units were granted on August 30, 2017 and will vest in three equal annual installments on August 30th of 2018, 2019, and 2020, respectively, subject to continued employment.
(11) These stock options and restricted stock units were granted on October 22, 2017 and will vest in a single installment on October 22, 2021, subject to continued employment.
(12) Time-based stock option was granted on November 28, 2016 and vests in three equal annual installments on November 28th of 2017, 2018, and 2019, respectively, subject to continued employment.
(13) Time-based stock option and restricted stock units were granted on October 22, 2017 and vests in four equal annual installments on October 22nd, of 2018, 2019, 2020, and 2021, respectively, subject to continued employment. The restricted stock units also have a performance condition based on the Company’s EBITDA performance during the first quarter or first half of 2018.

Option Exercises and Stock Vested - 2017

The following table shows information regarding (i) stock options exercised during 2017 by the NEOs, including the total number of shares acquired upon exercise and the aggregate value realized before payment of applicable withholding tax and brokerage commissions and (ii) the value received from the vesting of restricted stock units and restricted stock in 2017 for the NEOs.
OPTION EXERCISES AND STOCK VESTED - 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas Lebda	—	$—	14,464	$2,124,472
Gabriel Dalporto	33,471	$3,217,792	1,334	$150,675
J.D. Moriarty	—	$—	—	$—
Nikul Patel	52,273	$7,803,049	2,152	$243,068
Neil Salvage	20,459	$2,514,778	998	$112,724
Carla Shumate	15,414	$1,862,094	646	$72,966

For option awards, the value realized equals the aggregate fair market value of the common stock acquired on the date of exercise of the options minus the aggregate exercise price. For stock awards, the value realized equals the aggregate fair market value of our common stock based on the closing price of our shares on the applicable date of vesting.

Pension Benefits

We do not maintain any defined benefit pension plans for the NEOs.

Nonqualified Deferred Compensation

Effective January 1, 2017, we adopted the Deferred Compensation Plan pursuant to which selected highly compensated employees (including the NEOs) and non-employee directors (“Participants”) may defer portions of their compensation. The Company may also in its discretion make contributions to participant accounts. The Deferred Compensation Plan was effective as of January 1, 2017 and is administered by the Compensation Committee. The Company determines which forms of compensation are eligible for deferral and can prescribe limits on the amount of deferrals.

Amounts that are deferred, in the case of cash-based deferrals, may also accrue notional investment returns based on the performance of one or more measurement funds selected by the Company and in which the Participant may elect to have portions of his/her cash account hypothetically invested. The Deferred Compensation Plan is not funded, payments are made out of the Company’s general assets and Participants are unsecured general creditors of the Company with respect to deferred amounts. However, the Company may, in its discretion, establish a “rabbi trust” to provide the Company with a source of funds for meeting its financial obligations under the Deferred Compensation Plan.

Participants generally must have submitted their elections to defer compensation before the calendar year in which compensation is earned (except that Participants can make a deferral election within 30 days of their initial eligibility to participate in the Deferred Compensation Plan). Settlement of deferred amounts will be effected in accordance with the Deferred Compensation Plan and the applicable deferral election and generally will be paid in either a lump sum or a series of annual installments after the applicable distribution date. Deferred compensation amounts can be paid out on an accelerated basis under certain circumstances including a change in control of the Company. The aggregate amount that could potentially be paid out under the Deferred Compensation Plan is presently indeterminable and will depend on the amounts and types of deferrals along with the performance of the hypothetical investments and Company stock value.

The Deferred Compensation Plan is governed by the laws of the state of Delaware except to the extent preempted by ERISA. It is intended that the Deferred Compensation Plan and any payments thereunder comply with Internal Revenue Code Section (“Code”) 409A, which governs the federal income taxation of nonqualified deferred compensation. The Deferred Compensation Plan will remain in effect until terminated by the Company but deferred amounts may still, in certain circumstances, remain outstanding in accordance with the applicable deferral elections after termination of the Deferred Compensation Plan.

No NEOs elected to defer compensation during 2017.

Potential Payments Upon Termination or Change in Control

Payments made upon resignation or termination for cause, death or disability

If an NEO resigns or his/her employment is terminated by us for cause, the NEO will be entitled only to any accrued and unpaid salary and vested benefits and no severance. Mr. Lebda is entitled to certain additional base salary payments upon termination of his employment due to death or disability, as set forth in Mr. Lebda’s employment agreement, described above. In addition, equity awards held by the NEOs will become fully vested upon termination of employment due to death or disability.

Payments made upon involuntary termination by the Company without cause or for good reason by NEO, or company change in control

If an NEO who is party to an employment (or offer letter) agreement is involuntarily terminated either without cause by us (or by the NEO due to a specified good reason), such NEO may be entitled to severance benefits, as set forth in the table below.

Hypothetical potential payment estimates

The table below provides estimates for compensation payable to each NEO under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. If any such NEO resigns without “Good Reason” or is terminated by us for “Cause” (as defined for each NEO in the table below), such NEO will be entitled only to any accrued and unpaid salary and vested benefits and no severance benefits.

The amounts shown in the table are estimates and assume the hypothetical involuntary termination or change in control occurred on December 31, 2017, the last day of 2017, applying the provisions of the contractual agreements that were in effect as of such date. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may (and likely will) differ.

For purposes of the hypothetical payment estimates shown in the below table, some of the other important assumptions were:

•	Annual base salary as of December 31, 2017;

•	Severance benefits as provided under the NEO's employment agreement or change in control letter;

•	Cash out of all unvested equity compensation awards (for which vesting is accelerated on December 31, 2017) at their intrinsic value on December 29, 2017;

•	December 29, 2017 per share closing price of $340.45 (last trading day of 2017);

•	No severance benefits are offset by mitigation; and

•	NEOs comply with all conditions to obtaining severance benefits including providing release of claims.

Name	Change in Control Without Involuntary Termination (1)	Involuntary Termination (Without Cause or for Good Reason) Outside of Change in Control (2)(3)	Involuntary Termination (Without Cause or for Good Reason) Within 12 Months of a Change in Control (1)(2)(3)	Death or Disability (4)
Douglas Lebda
Cash Severance	$—	$2,625,000	$4,312,500	$—
Continuation of Health Insurance Benefits	—	13,741	13,741	—
Acceleration of Vesting of Equity Awards	116,566,815	92,255,621	116,566,815	115,489,374
Total	$116,566,815	$94,894,362	$120,893,056	$115,489,374
Gabriel Dalporto
Cash Severance	$—	$350,000	$—	$—
Continuation of Health Insurance Benefits	—	16,804	—	—
Acceleration of Vesting of Equity Awards	29,726,264	—	29,726,264	29,424,375
Total	$29,726,264	$366,804	$29,726,264	$29,424,375
J.D. Moriarty
Cash Severance	$—	$400,000	$1,700,000	$—
Continuation of Health Insurance Benefits	—	6,591	6,591	—
Acceleration of Vesting of Equity Awards	16,114,456	4,332,466	16,114,456	9,556,432
Total	$16,114,456	$4,739,057	$17,821,047	$9,556,432
Nikul Patel
Cash Severance	$—	$330,000	$660,000	$—
Continuation of Health Insurance Benefits	—	—	—	—
Acceleration of Vesting of Equity Awards	41,453,003	—	41,453,003	41,194,125
Total	$41,453,003	$330,000	$42,113,003	$41,194,125
Neil Salvage
Cash Severance	$—	$450,000	$2,250,000	$—
Continuation of Health Insurance Benefits	—	15,517	15,517	—
Acceleration of Vesting of Equity Awards	33,802,987	17,780,683	33,802,987	26,271,074
Total	$33,802,987	$18,246,200	$36,068,504	$26,271,074
Carla Shumate
Cash Severance	$—	$120,000	$240,000	$—
Continuation of Health Insurance Benefits	—	—	—	—
Acceleration of Vesting of Equity Awards	12,372,819	—	12,372,819	12,240,540
Total	$12,372,819	$120,000	$12,612,819	$12,240,540

(1)
For Mr. Lebda, a “Change of Control” results when: (i) any person or entity, other than Mr. Lebda or persons or entities having beneficial ownership of securities of the Company also beneficially owned by Mr. Lebda, becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power of all of the Company’s then outstanding voting securities, excluding such event occurring via the acquisition by such person or entity of beneficial ownership of securities from, or via the sharing of beneficial ownership with, Mr. Lebda’s beneficially-owned entities, (ii) a merger or consolidation of the Company in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company. For purposes of defining Change of Control for Mr. Lebda, “Company” refers to LendingTree, Inc. as a whole and does not apply to events only affecting specific businesses or subsidiaries of LendingTree, Inc.

For Mr. Dalporto, “Change of Control” meant: (i) a transaction in which any person or entity who was not a controlling shareholder became a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power of all of the Company’s then outstanding voting securities, (ii) a merger or consolidation of the Company in which the Company’s voting securities immediately prior to the merger or consolidation did not represent, or were not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.

For Messrs. Moriarty, Patel, Salvage, and Ms. Shumate, “Change of Control” means: (i) a transaction in which any person or entity who is not a controlling shareholder becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power of all of the Company’s then outstanding voting securities, (ii) a merger or consolidation of the Company in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company. For purposes of defining Change of Control for Messrs. Moriarty, Patel, Salvage, and Ms. Shumate, “Company” refers to LendingTree, Inc. as a whole and does not apply to events only affecting specific businesses or subsidiaries of LendingTree, Inc.

(2)
For Mr. Lebda, “Cause” means: (a) the plea of guilty or nolo contendere to, or conviction for, a felony offense, provided that (i) after indictment, the Company may suspend Mr. Lebda from the rendition of services, but without limiting or modifying in any other way the Company’s obligations to Mr. Lebda under his employment agreement, and (ii) Mr. Lebda’s employment will be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate his employment for Cause; (b) a material breach by Mr. Lebda of a fiduciary duty owed to the Company; (c) a material breach by Mr. Lebda of any of the restrictive covenants made by him in his employment agreement; or (d) the willful or gross neglect by Mr. Lebda of the material duties required by his employment agreement.

Mr. Dalporto’s employment agreement defined “cause” as fraud, dishonesty, theft, embezzlement, misconduct by Mr. Dalporto injurious to the Company or any of our affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude, competition with the Company or any of our affiliates, unauthorized use of any of our trade secrets or the trade secrets of any of our affiliates or confidential information, a material violation of any policy, code or standard of ethics generally applicable to our employees, material breach of fiduciary duties owed to us, excessive and unexcused absenteeism unrelated to a disability, or, following written notice and a reasonable opportunity to cure, gross neglect by Mr. Dalporto of the duties assigned to him.

For Messrs. Moriarty, Patel and Salvage, “Cause” is defined as: fraud, dishonesty, theft, embezzlement, misconduct by the NEO that is (or could reasonably be expected to be) injurious to the Company or any of its affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or crime involving moral turpitude, competition with the Company or any of its affiliates, unauthorized use of any trade secrets or confidential information of the Company or any of its affiliates, a material violation of any policy, code, or standard of ethics applicable to the NEO, a material breach of the NEO’s duties (fiduciary or otherwise), the NEO’s disregard of lawful instructions of the Company, or, following written notice and fifteen calendar days to cure, the NEO’s excessive and/or unexcused absenteeism unrelated to a disability, the NEO’s breach of his employment agreement, or the neglect by the NEO of the duties assigned to him.

For Ms. Shumate, “Cause” is generally defined as (i) gross negligence by the NEO in performing her duties or (ii) any breach of her fiduciary duties to the Company or (iii) conviction of (or guilty or no contest plea) to any felony, act of fraud or embezzlement, or (iv) material violation of a Company policy or (v) any unauthorized use or disclosure of confidential information or trade secrets or (vi) failure to cooperate in a Company investigation.

(3)
For Mr. Lebda, “Good Reason” means the occurrence of any of the following without Mr. Lebda’s written consent: (i) a material adverse change in his title at the Company, duties for the Company, operational authorities or reporting responsibilities as they relate to his position as Chairman and Chief Executive Officer of the Company from those in effect immediately following the date of his agreement, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by Mr. Lebda (and it shall be considered a material adverse change if immediately following a Change of Control Mr. Lebda is not the chief executive officer of the ultimate parent entity of the combined or surviving entity resulting from such Change of Control), (ii) a material reduction in his annual base salary, (iii) a relocation of his principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area, or (iv) a material breach by the Company of his agreement, excluding for this purpose any such action that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by Mr. Lebda.

Mr. Dalporto’s employment agreement defined “good reason” to mean the occurrence of any of the following without Mr. Dalporto’s written consent: (i) a material reduction in his annual Base Salary; or (ii) relocation of his principal place of business more than 50 miles from the San Francisco, California metropolitan area.

For Messrs. Moriarty, Patel and Salvage, “Good Reason” is generally defined as the occurrence of any of the following without the NEO’s written consent: material adverse change in the office to which the NEO reports, subject to specified conditions; material reduction in the NEO’s annual base salary; or relocation of the NEO’s principal place of business more than fifty miles from the location specified in the NEO’s employment agreement.

For Ms. Shumate, "Good Reason" is generally defined as the occurrence of any of the following without Ms. Shumate's written consent: (i) a material adverse change in her title, duties, operational authorities or reporting responsibilities from those in effect immediately prior to the Change in Control, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof and further excluding a change in her reporting officer due to internal restructuring, realignment, or the resignation, promotion, demotion, or a reorganization of managers within the Company, (ii) a material reduction in her annual base salary, or (iii) a relocation of her principal place of business more than 50 miles from her current office.

(4)
For Mr. Lebda, “Disability” means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, him unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than 14 consecutive days would not be considered an interruption in his six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

For purposes of Mr. Dalporto’s agreement, Mr. Dalporto would have been considered to have incurred a “Disability” if he incurred a permanent and total disability (and no reasonable accommodation could be made to permit him to perform essential functions of his job) as determined under our long-term disability plan applicable to him.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Doug Lebda, Chairman and Chief Executive Officer (the CEO”). The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.
To identify the median employee, we determined the Pay Ratio Employee Population to be persons employed by the Company on a full-time, part-time, seasonal, or temporary basis as of December 1, 2017. We did not include contractors or leased workers who provide services but are not employed, and whose compensation is determined by an unaffiliated third party. We also excluded 43 employees that were existing employees of companies LendingTree acquired in 2017. As a result, we determined that our Pay Ratio Employee population is 475 employees.
In calculating the compensation for the Pay Ratio Population, we utilized annual compensation, overtime paid, commissions paid, annual cash incentive, annual equity grants, 401(k) matching and allowances. We included annual equity grants because we grant equity to a large percentage of our employee population and therefore believe it is applicable to the CEO Pay Ratio. We annualized the compensation for permanent employees who were hired between January 1, 2017 and December 31, 2017.
Using this measure, we identified a “median employee” who has an annual total compensation in 2017 of $108,536 as determined under the same rules used to determine Mr. Lebda's total compensation for 2017. The annual compensation in 2017 for our CEO was $59,591,002. Based on this information, the CEO Pay Ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for fiscal 2017 is 549:1.
The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO Pay Ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Committee Interlocks and Insider Participation

Except as noted below, no member of the Compensation Committee is or was one of our officers or employees, or is related to any other member of the Compensation Committee, or any member of our Board of Directors, or any other of our NEOs, by blood, marriage or adoption or had any other relationship requiring disclosure under SEC rules. Mr. Ozonian was an officer and employee of the Company from November 1, 2010 through March 31, 2011.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee of the Board:

The Compensation Committee of the Board has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee unanimously recommended to the Board that the Compensation Discussion and Analysis be included in our definitive proxy statement on Schedule 14A for our 2018 Annual Meeting, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, each as filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Steven Ozonian, Chairperson G. Kennedy Thompson Craig Troyer

DIRECTOR COMPENSATION

2017 Non-Employee Director Compensation

Our Nominating and Corporate Governance Committee recommends to our Board non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our stock to further align directors’ interests with those of our stockholders. When considering non-employee director compensation arrangements, management provides the Nominating and Corporate Governance Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

The following table presents our non-employee director compensation arrangements for 2017:

Elements:	Cash Retainer/Fees ($)	Annual Restricted Stock Units/Stock Option Award ($)
Annual retainer	$40,000	$60,000
Audit Committee Chair	$15,000	$—
Service on the Audit Committee (excluding the Audit Committee Chair who will instead receive the fee described above)	$10,000	$—
Lead Independent Director	$35,000	$—
Service on the Transactions Committee	$2,500	$—
Service on the Compensation Committee	$10,000	$—
Service on the Nominating and Corporate Governance Committee	$10,000	$—

As shown above, each non-employee member of our Board receives an annual cash retainer in the amount of $40,000. Each member of the Audit, Compensation, Nominating and Corporate Governance, and Transactions Committees receives an additional annual retainer in the amount reflected above. Our Lead Independent Director receives an additional retainer in the amount reflected above. Compensation may also be provided for service on any special or ad hoc committee that the Board may form from time to time. In April 2017, the Nominating and Corporate Governance Committee recommended, and the Board approved, an annual cash retainer in the amount of $10,000 for each member of such Committee.

In April 2015 the Nominating and Corporate Governance Committee recommended, and the Board approved, an increase in the dollar value of the annual equity grant to continuing non-employee directors from approximately $50,000 in 2014 to approximately $60,000 in 2015. The form of the equity award remained consistent with two-thirds of the total grant value (approximately $40,200) in the form of restricted stock units and one-third of the total grant value (approximately $19,800) in the form of nonqualified stock options. The number of shares subject to the stock option will be a whole number that is equal to the quotient of (i) $19,800 divided by (ii) the product of our closing per share price on the date of grant multiplied by the Black-Scholes valuation percentage then used by the Compensation Committee for the determination of broad-based stock option grants to employees. The stock option per share exercise price will be equal to the closing per share price on the date of grant. For directors who are elected or re-elected at our annual meeting of stockholders, each equity award will be granted on the date of such annual stockholders meeting and will vest, subject to continued service, in two equal annual installments on the first two anniversaries of the grant date. These equity awards will fully vest earlier upon the occurrence of a change in control occurring during a director’s service. The magnitude of the equity awards will be pro-rated for a partial year service for a newly appointed non-employee director.

The 2008 Plan provides that any non-employee director can receive total compensation in any calendar year that in the aggregate does not exceed $640,000. Such total compensation limit includes all cash compensation such as annual retainers and other fees (whether or not granted under the 2008 Plan) plus the aggregate grant date fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards issued under the 2008 Plan (or under any other incentive plan). For the avoidance of doubt, any compensation that is deferred shall be counted toward this total compensation limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

Compensation Election for Non-Employee Directors. Beginning in 2017, non-employee directors could elect to have their cash fees which would be earned for service on our Board and its committees instead paid in the form of vested restricted stock units (“RSU”) or stock option awards which would be issued under the 2008 Plan. In addition, a non-employee director may elect to receive stock options in lieu of the annual RSU award described in "2017 Non-Employee Director Compensation" above. If a director timely makes such an election, then such director will be entitled to receive on the date of the Company’s annual meeting of stockholders during the following calendar year (the “Reference Date”) a RSU award or stock option award (as applicable) for a number of shares equal to the amount of the cash compensation or the value of the RSU annual award (as applicable) otherwise due to such director on the Reference Date divided by the Company’s closing share price on the Reference Date, in the case of RSUs, or divided by the product of our closing per share price on the Reference Date multiplied by the Black-Scholes valuation percentage then used by the Compensation Committee for the determination of broad-based stock option grants to employees. The stock option per share exercise price will be equal to the closing per share price on the Reference Date. The election to receive cash fees in the form of RSUs or stock options must be made in writing on or before the last business day of the calendar year and applies to the cash fees that would otherwise become payable to the director in the following calendar year. A newly elected or appointed non-employee director will first be eligible to make the election within thirty days after he or she joins our Board, effective for the remainder of the calendar year in which the director is elected or appointed. Once given, an election will generally be irrevocable for the calendar year for which it is made and each such election will affect only such calendar year. A new election will be required for each subsequent calendar year.

Commencing in 2017 non-employee directors became eligible to defer portions of their compensation pursuant to the recently adopted Deferred Compensation Plan which is described in further detail above under the heading "Nonqualified Deferred Compensation."

Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at meetings of our Board and its committees.

FW Cook conducted an independent review of our non-employee director compensation on behalf of the Compensation Committee in March 2018, which resulted in a report that was provided to our Nominating and Governance Committee. The report compared our director compensation to the same 96-company sample group used by FW Cook for evaluating executive compensation of other NEOs. At the time of preparation of this report, our market capitalization was just below the median of the sample group and our revenue and EBITDA for the trailing four quarters were at approximately the 25th percentile of the sample group.  The report concluded that the cash portion of our director compensation was at approximately the 25th percentile of the sample group, and the equity compensation was below the 25th percentile of the sample group.  FW Cook recommended that total board compensation, including cash and equity, be increased to closer to the median of the sample group, through a modest increase in cash retainers and a more significant increase in equity compensation.

In April 2018, our Nominating and Corporate Governance Committee recommended, and our Board of Directors approved, the following modifications to our director compensation program, effective as of the date of the 2018 Annual Meeting: (i) dollar value of the annual retainer increased from $40,000 to $50,000; (ii) dollar value of the annual fees to be paid for service as Audit Committee Chair, Compensation Committee Chair, and Nominating and Corporate Governance Committee Chair increased from $15,000, $10,000, and $10,000, respectively, to $25,000, $20,000, and $13,000, respectively; and (iii) dollar value of the annual equity grant to non-employee directors increased from $60,000 to $140,000. These increases were consistent with the FW Cook recommendations. The composition of the annual equity award remains two-thirds of the total grant value (now approximately $95,000) in the form of restricted stock units and one-third of the total grant value (now approximately $45,000) in the form of nonqualified stock options. The number of shares subject to the stock option will be calculated in the same fashion as described above for the 2017 arrangement. All equity awards will vest on the one year anniversary of the grant date, or earlier upon the occurrence of a change in control occurring during a director’s service or the non-employee director's death or disability. The magnitude of the equity awards will continue to be pro-rated for a partial year of service for a newly appointed non-employee director, with vesting similarly pro-rated for the partial service.

Stock Ownership Guidelines for Non-Employee Directors. In order to align the financial interests of our non-employee directors with those of our stockholders, our Board adopted a stock ownership guideline for non-employee directors in April 2018. The guideline is minimum ownership of five times the annual cash Board retainer. Non-employee directors are expected to accumulate the required ownership within five years of the later of the adoption of the policy or joining the Board. Ownership includes shares beneficially owned, restricted stock units (whether vested or unvested, except RSUs subject to performance vesting conditions), shares owned through savings plans, such as a 401(k) plan or deferred compensation plan, or acquired through an employee stock purchase plan, in each case to the extent such plans are established and apply to non-employee members of the Board, and the in-the-money value of stock options (whether vested or unvested, except stock options subject to performance vesting conditions).

The following table provides information on the compensation of our non-employee directors for the year ended December 31, 2017.

DIRECTOR COMPENSATION - 2017

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Total ($)
Thomas Davidson	$41,189	$52,804	$25,796	$119,789
Neal Dermer	$—	$—	$95,982	$95,982
Robin Henderson	$57,194	$40,199	$19,638	$117,031
Peter Horan	$60,528	$40,199	$19,638	$120,365
Steven Ozonian	$99,118	$40,199	$19,638	$158,955
Saras Sarasvathy	$50,000	$40,199	$19,638	$109,837
G. Kennedy Thompson	$36,561	$52,804	$25,796	$115,161
Craig Troyer	$—	$—	$99,488	$99,488

(2)	Compensation for Messrs. Lebda and Dalporto for all of 2017 is set forth in the Summary Compensation Table. Both did not receive additional compensation for service on the board of directors in 2017.

(1)
Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Stock Compensation, of the restricted stock unit and stock option awards granted to the directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 9 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the SEC on February 26, 2018.

On June 14, 2017, each of Ms. Henderson, Mr. Horan, Mr. Ozonian, Ms. Sarasvathy, Mr. Davidson, and Mr. Thompson received a grant of 241 restricted stock units and a grant of a stock option to purchase 241 common shares. On June 14, 2017, the closing price of a share of our common stock on the Nasdaq Stock Market was $166.80. The per share exercise price for the stock option is $166.80. Both the restricted stock units and the stock option vest in two equal annual installments on June 14, 2018 and June 14, 2019. The stock option maximum term is ten years after the date of grant. Mr. Dermer and Mr. Troyer elected to receive their cash fees (less $5,000 which each of them elected to contribute to the LendingTree Political Action Committee) and RSUs in the form of stock options.

The table below provides the number of outstanding stock options and restricted stock units held by each non-employee director as of December 31, 2017.

Name	Aggregate Number of Options Outstanding at Fiscal Year End (#)	Aggregate Number of RSUs Outstanding at Fiscal Year End (#)
Thomas Davidson	343	345
Neal Dermer	4,158	271
Robin Henderson	2,106	512
Peter C. Horan	3,190	512
Steven Ozonian	3,190	512
Saras Sarasvathy	1,328	512
G. Kennedy Thompson	343	345
Craig Troyer	3,949	271
EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table summarizes information, as of December 31, 2017, regarding our equity compensation plans pursuant to which grants of stock options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
2008 Stock and Annual Incentive Plan	2,529,876	$62.03	(1)	771,582
Equity compensation plans not approved by security holders:
2017 Inducement Grant Plan (2)	38,468	$—		442,298
Total	2,568,344	$62.03	(1)	1,213,880

(1)	The weighted average exercise price does not take into account the shares subject to outstanding time-based vesting restricted stock units which settle on a one share for one unit basis.

(2)
Reflects the 2017 Inducement Grant Plan, which provides for the issuance of up to 500,000 shares of the Company’s common stock, par value $0.01 per share, issuable as inducements to any prospective employee who was not previously an employee or director of the Company, or following a bona fide period of non-employment. The plan was exempt from stockholder approval requirements as an employment inducement grant plan under applicable Nasdaq listing standards. Future awards may be made under this plan.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, as of April 20, 2018, relating to the beneficial ownership of our shares of common stock by (1) each person known by us that owns beneficially more than 5% of the outstanding shares of common stock, (2) each current director and director nominee, (3) each of the NEOs, and (4) all executive officers and directors as a group.

Unless otherwise indicated, beneficial owners listed in the following table may be contacted at our corporate headquarters located at 11115 Rushmore Drive, Charlotte, North Carolina 28277. For each listed person, the number of shares of common stock and percent of such class listed assumes the conversion or exercise of any equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of April 20, 2018, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. As of April 20, 2018, there were 12,490,859 shares validly issued and outstanding.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Gabriel Dalporto	10,637		*
Thomas Davidson	343	(1)	*
Neal Dermer	10,268	(2)	*
Robin Henderson	3,694	(3)	*
Peter Horan	28,084	(4)	*
Douglas Lebda	2,557,839	(5)	18.9%
Steven Ozonian	11,763	(6)	*
Saras Sarasvathy	2,606	(7)	*
G. Kennedy Thompson	11,343	(8)	*
Craig Troyer	7,354	(9)	*
J.D. Moriarty	13,214	(10)	*
Nikul Patel	91,181		*
Neil Salvage	52,180		*
Carla Shumate	22,915		*
All directors and executive officers as a group (15 persons)	2,824,830	(11)	20.5%
GCI Liberty, Inc.	3,223,989	(12)	25.8%
Baillie Gifford & Company	1,266,717	(13)	10.1%
Blackrock, Inc.	880,746	(14)	7.1%
Vanguard	677,989	(15)	5.4%
* The percentage of shares beneficially owned does not exceed 1%.

(1)	Includes 171 shares subject to options exercisable within 60 days of April 20, 2018 and 120 restricted stock units that are scheduled to vest within 60 days of April 20, 2018.

(2)	Includes 3,793 shares subject to options exercisable within 60 days of April 20, 2018 and 271 restricted stock units that are scheduled to vest within 60 days of April 20, 2018.

(3)	Includes 1,985 shares subject to options exercisable within 60 days of April 20, 2018 and 391 restricted stock units that are scheduled to vest within 60 days of April 20, 2018.

(4)	Includes 3,069 shares subject to options exercisable within 60 days of April 20, 2018 and 391 restricted stock units that are scheduled to vest within 60 days of April 20, 2018.

(5)
Includes 45,374 shares held by a family trust. Also includes 4,685 shares owned by Mr. Lebda’s spouse with respect to which Mr. Lebda has disclaimed beneficial ownership and 1,000,000 shares owned by Lebda Family Holdings, LLC, of which Mr. Lebda is the Manager. Also includes 1,063,302 shares subject to options exercisable within 60 days of April 20, 2018.

(6)	Includes 6,079 shares subject to options exercisable within 60 days of April 20, 2018 and 391 restricted stock units that are scheduled to vest within 60 days of April 20, 2018.

(7)	Includes 1,207 shares subject to options exercisable within 60 days of April 20, 2018 and 391 restricted stock units that are scheduled to vest within 60 days of April 20, 2018.

(8)	Includes 171 shares subject to options exercisable within 60 days of April 20, 2018 and 120 restricted stock units that are scheduled to vest within 60 days of April 20, 2018.

(9)	Includes 3,584 shares subject to options exercisable within 60 days of April 20, 2018 and 271 restricted stock units that are scheduled to vest within 60 days of April 20, 2018.

(10)	Includes 6,079 shares subject to options exercisable within 60 days of April 20, 2018 and 7,135 restricted stock units that are scheduled to vest within 60 days of April 20, 2018.

(11)	Includes 1,250,872 shares subject to options exercisable within 60 days of April 20, 2018 and 9,481 restricted stock units that are scheduled to vest within 60 days of April 20, 2018.

(12)
Information based on a Schedule 13D filed with the SEC by GCI Liberty, Inc. on March 16, 2018. The address of GCI Liberty, Inc. reported on such Schedule 13D is 12300 Liberty Boulevard, Englewood, Colorado 80112.

(13)
Information based on a Schedule 13G/A filed with the SEC by Baillie Gifford & Co ("Baillie Gifford") on April 9, 2018. The address of Baillie Gifford reported on such Schedule 13G/A is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

(14)
Information based on a Schedule 13G/A filed with the SEC by Blackrock, Inc. ("Blackrock") on February 8, 2018. The address of Blackrock reported on such Schedule 13G/A is 55 East 52nd Street, New York, NY 10055.

(15)
Information based on a Schedule 13G filed with the SEC by Vanguard Group, Inc. ("Vanguard") on February 8, 2018. The address of Vanguard reported on such Schedule 13G is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The "Spinco Agreements" with GCI Liberty, Inc.

In May 2008, IAC/InterActiveCorp entered into a “Spinco Agreement” with Liberty Interactive Corporation, or Liberty Interactive, and certain others. In August 2008, IAC/InterActiveCorp spun off our company and we entered into a Spinco Assignment and Assumption Agreement pursuant to which we assumed from IAC/InterActiveCorp all rights and obligations under the Spinco Agreement providing for post-spin-off governance arrangements related to our company. We refer to the Spinco Agreement and the Spinco Assignment and Assumption Agreement as the Spinco Agreements. The Spinco Agreements also required us to enter into a Registration Rights Agreement with Liberty Interactive and certain others at the time of the spin-off. On November 2, 2017, we entered into an Assignment and Assumption Agreement with Liberty Interactive, General Communication, Inc., or GCI, and certain others, which authorized Liberty Interactive to transfer its holdings of our stock and all of its applicable rights and obligations under the Spinco Agreements (subject to limited exceptions, as provided in the Spinco Agreements) and Registration Rights Agreement to GCI as part of a "split-off".

On March 9, 2018, Liberty Interactive, GCI and certain other parties consummated the split-off as contemplated by the Assignment and Assumption Agreement. As of March 16, 2018, GCI reported on a Schedule 13D filed with the SEC beneficial ownership of 3,223,989 shares of our common stock, representing 25.8% of our outstanding common stock at April 20, 2018 and Liberty Interactive reported on a Schedule 13D/A filed with the SEC that it no longer owns any shares of our common stock.

The following summary describes the material terms of our governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which is filed as Exhibit 10.1 to IAC/InterActiveCorp’s Current Report on Form 8-K dated May 16, 2008, the full Spinco Assignment and Assumption Agreement, which is filed as Exhibit 10.6 to our Current Report on Form 8-K filed August 25, 2008, the full Registration Rights Agreement, which is filed as Exhibit 10.5 to our Current Report on Form 8-K filed August 25, 2008, and the full Assignment and Assumption Agreement, which is filed as Exhibit 99.7(D) to Liberty Interactive’s Statement on Form SC 13D/A filed November 3, 2017.

Representation of GCI on Our Board of Directors

The Spinco Agreement generally provides that so long as GCI beneficially owns securities representing at least 20% of the total voting power of our equity securities, GCI has the right to nominate up to 20% of the directors serving on our Board of Directors (rounded up to the nearest whole number). Any director nominated by GCI must be reasonably acceptable to a majority of the directors on our Board of Directors who were not designated by GCI (or its predecessor-in-interest, Liberty Interactive). All but one of GCI’s nominees serving on our Board of Directors must qualify as “independent” under the Nasdaq Stock Market rules. In addition, the Nominating and Corporate Governance Committee may include only “Qualified Directors,” namely, directors other than any who were nominated by GCI (or its predecessor-in-interest, Liberty Interactive), are our officers or employees, or were not nominated by the Nominating and Corporate Governance Committee in their initial election to our Board of Directors and for whose election GCI (or its predecessor-in-interest, Liberty Interactive) voted shares. Liberty Interactive, the predecessor in interest of GCI, exercised its right to nominate Neal Dermer to serve on our Board of Directors in 2013 and further exercised its right to nominate Craig Troyer to serve on our Board of Directors in 2014.

Acquisition Restrictions

GCI has agreed in the Spinco Agreement not to acquire beneficial ownership of any of our equity securities (with specified exceptions) unless:

•	the acquisition was approved by a majority of the Qualified Directors;

•	the acquisition is permitted under the provisions described in “Competing Offers” below; or

•	after giving effect to the acquisition, GCI’s ownership percentage of our equity securities, based on voting power, would not exceed the Applicable Percentage.

The “Applicable Percentage” is based on Liberty Interactive’s ownership percentage of our company, based on voting power, at the time of our spin-off from IAC/InterActiveCorp in 2008 (which was approximately 30%), plus 5%, but in no event more than 35%. Thereafter Following the spin-off, the Applicable Percentage may be reduced due to certain transfers of our equity securities by Liberty Interactive (or its successor in interest, GCI). These restrictions apply also to the affiliates of GCI who acquire GCI’s shares in our company. For purposes of calculating the “ownership percentage,” as used in relation to the Spinco Agreements, of any person, shares of voting stock which may be acquired upon the exercise, exchange or conversion of other equity securities, such as options, by that person (but not by any other person) are included in the calculation of that person’s “ownership percentage,” as if the shares which may be so acquired were outstanding and entitled to vote.

As a result of the split-off in March 2018, under the Assignment and Assumption Agreement, neither Liberty Interactive nor its Affiliates may acquire beneficial ownership of any of our company’s equity securities, other than the acquisition of less than 1% of our company’s outstanding equity securities through the acquisition of or investments in third parties who own them.

Transfer Restrictions

Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by GCI of any of our equity securities to any person except for certain transfers, including:

•	transfers to us or one of our subsidiaries;

•	transfers of any rights received in a rights offering;

•	transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in “broker transactions”);

•	transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by us;

•
transfers in a public offering in a manner designed to result in a wide distribution, provided that the transfer is not made, to the knowledge of GCI, to any person whose ownership percentage (based on voting power) of our equity securities, after giving effect to the transfer, would exceed 15%;

•
a transfer of all of our equity securities beneficially owned by GCI and its affiliates in a single transaction if the transferee’s ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations of GCI under the Spinco Agreements;

•
specified transfers in connection with changes in the beneficial ownership of GCI (or the ultimate parent of GCI), or a specified distribution of the equity interests of GCI (or any of its affiliates which owns our equity securities) which results in the transfer of all equity interests in our company beneficially owned by that entity and its affiliates, or certain similar events, but only if the transferee assumes all of the rights and obligations of GCI under the Spinco Agreements; and

•	specified transfers relating to certain hedging transactions or stock lending transactions, subject to specified restrictions.

These restrictions apply also to GCI’s affiliates who acquire GCI’s shares in our Company.

Competing Offers

During the period when GCI continues to have the right to nominate directors to our Board of Directors, if our Board of Directors determines to pursue certain types of transactions on a negotiated basis (either through an “auction” or with a single bidder), GCI is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any covered transaction that we are negotiating with a single bidder, our Board of Directors must consider any offer for a transaction made in good faith by GCI but is not obligated to accept the offer or to enter into negotiations with GCI.

If a third party commences a tender or exchange offer for at least 35% of our capital stock other than pursuant to an agreement with us and our Board of Directors fails to take certain actions to block such third party from acquiring an ownership percentage (based on voting power) exceeding the Applicable Percentage, for so long as the offer continues and we do not commence negotiations with that third party GCI generally will be relieved of the obligations described under “Acquisition Restrictions” above to the extent necessary to permit GCI to commence and consummate a competing offer. If GCI’s ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in this paragraph exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreements will be terminated, and, following the date that GCI’s ownership percentage (based on voting power) exceeds 50%, the obligations described under “Acquisition Restrictions” will be terminated.

If a third party publicly discloses that its ownership percentage (based on voting power) exceeds 20% and our Board of Directors fails to take certain actions to block such third party from acquiring an ownership percentage (based on voting power) exceeding the Applicable Percentage, GCI generally will be relieved of the obligations described under “Acquisition Restrictions” above to the extent reasonably necessary to permit GCI to commence and consummate an offer to acquire all of our equity interests. With respect to Mr. Lebda, our Chairman and Chief Executive Officer, and certain of his family members and his and their related entities, unless it is publicly disclosed that Mr. Lebda or any of those family members or related entities has formed a “group” with a third party, the ownership percentage threshold is 30% (rather than 20%), and in calculating the ownership percentage, shares of stock which may be acquired upon the exercise, exchange or conversion of other equity securities, such as options, are excluded.

Other

Amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between GCI or its affiliates and us that would be reportable under the proxy rules) will require the approval of a majority of the Qualified Directors.

Registration Rights Agreement

Under the Registration Rights Agreement, GCI and its permitted transferees (which generally are any permitted transferees of our equity securities held by GCI, as discussed under “Transfer Restrictions” above) are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of our common stock received by GCI as a result of the spun-off from Liberty Interactive and other shares of our common stock acquired by GCI (or its predecessor-in-interest Liberty Interactive) or its affiliates consistent with the Spinco Agreements. These holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the registrable shares.

We are obligated to indemnify these holders, and each selling holder will be obligated to indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement.

Other Arrangements

In 2017, our Audit Committee approved a relationship with Everfi, Inc. pursuant to which EverFi, Inc. will provide financial literacy digital learning courses in communities where the Company operates as part of the Company’s community outreach and philanthropic efforts. The Company’s financial commitment to EverFi, Inc. is up to $225,000. Thomas Davidson is Chief Executive Officer and a significant equity owner of EverFi, Inc.

In 2017, the Company paid total compensation of $118,714, comprised of $95,000 in base salary and $23,714 in non-equity incentive compensation to Megan Lebda. Ms. Lebda's annual salary for 2018 is $115,000, she participates in the non-equity bonus pool with a target bonus of 30% of annual salary, and she received $150,000 in restricted stock units in February 2018. Ms. Lebda is the spouse of our CEO and is an employee in our corporate communications department.

In 2017, the Company paid total compensation of $273,121, comprised of $156,519 in base salary, $46,695 in non-equity incentive compensation, $20,797 in non-qualified stock options, and $49,110 in restricted stock units to Jarret DiToro. Mr. DiToro received restricted stock units valued at $24,500 and a stock option award valued at $10,500 (using the Black-Scholes valuation percentage used by the Compensation Committee) in February 2018, these grants did not vest due to Mr. DiToro's subsequent departure from the Company. Mr. DiToro is the brother-in-law of Mr. Dalporto and was an employee in our marketing department.
RELATED PERSONS TRANSACTION POLICY

Our Board of Directors has adopted a written policy setting forth the procedures and standards we apply to reviewing and approving related person transactions. The policy covers any transaction, arrangement or relationship in which we are or will be a participant, and in which any related person had, has or will have a direct or indirect interest other than (a) employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if such compensation was approved, or recommended to our Board of Directors for approval, by the Compensation Committee; (b) compensation for serving as a director; (c) payments arising solely from the ownership of our equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis; or (d) such other exclusions as may be permitted pursuant to applicable rules and regulations of the SEC or any stock exchange upon which our common stock may then be listed. Under the policy, “related person” means: (1) any of our directors, director nominees or executive officers; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of, and/or any other person (other than a tenant or employee) sharing the household of, any person named in (2) or (3) above; (4) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above serves as an employee, executive officer, partner or principal (or other similar position); and (5) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above has a 5% or greater beneficial ownership interest.

Under the policy, all related person transactions where the amount involved exceeds $120,000 must be reviewed by either our Audit Committee or another independent body of our Board of Directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of our Company. Such executive officers, directors and greater than 10% stockholders are required to furnish to us copies of all such reports they file. Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for such persons, we believe that, during fiscal year 2017, all filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with on a timely basis, except: one Form 4 by each of Mr. Dalporto, Mr. Horan, Mr. Ozonian, Mr. Troyer and Ms. Henderson, pursuant to which one transaction was reported late for each such reporting person; one Form 4 by Mr. Dermer, pursuant to which two transactions were reported late; two Forms 4 by Mr. Lebda pursuant to which eleven transactions were reported late; two Forms 4 by Mr. Salvage, pursuant to which two transactions were reported late; and two Forms 4 for Ms. Shumate pursuant to which three transactions were reported late.
ANNUAL REPORT

Upon written request to our Corporate Secretary at 11115 Rushmore Drive, Charlotte, North Carolina 28277, we will provide without charge to each person solicited an additional copy of our 2017 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at http://investor-relations.tree.com/sec.cfm. We will furnish requesting stockholders with any exhibit not contained in our 2017 Annual Report on Form 10-K upon payment of a reasonable fee.
PROPOSALS BY STOCKHOLDERS
FOR PRESENTATION AT OUR 2019 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2019 Annual Meeting of Stockholders must submit the proposal to us at our corporate headquarters no later than December 29, 2018, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at our 2019 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices no later than April 14, 2019, and no earlier than March 15, 2019. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
OTHER MATTERS

We know of no matters to be submitted to the stockholders at the meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the form of proxy will vote the shares they represent in their discretion.

lendingtree

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Gabriel Dalporto	☐	☐	☐	02 - Thomas Davidson	☐	☐	☐	03 - Neal Dermer	☐	☐	☐
04 - Robin Henderson	☐	☐	☐	05 - Peter Horan	☐	☐	☐	06 - Douglas Lebda	☐	☐	☐
07 - Steven Ozonian	☐	☐	☐	08 - Saras Sarasvathy	☐	☐	☐	09 - G. Kennedy Thompson	☐	☐	☐
10 - Craig Troyer	☐	☐	☐								

The Board of Directors has fixed the close of business on April 16, 2018 as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

02T3UC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

lendingtree®

Proxy — LendingTree, Inc.

Notice of 2018 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 13, 2018

Shu Wei Baird and Rod Ervin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of LendingTree, Inc. to be held on June 13, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)